AGREEMENT AND PLAN OF MERGER
by and among
GLOWPOINT, INC.,
SHAREDLABS, INC.,
and
GLOWPOINT MERGER SUB INC.
Dated as of December 20, 2018

TABLE OF CONTENTS
Page

1.	THE MERGER ........................................................................................................................ 3

1.1	The Merger ................................................................................................................. 3

1.2	Effective Time ............................................................................................................ 3

1.3	Closing of the Merger ................................................................................................ 3

1.4	Certificate of Incorporation ........................................................................................ 3

1.5	Bylaws ........................................................................................................................ 3

1.6	Board of Directors and Officers ................................................................................. 3

1.7	Board of Directors of the Parent ................................................................................ 4

2.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS ................................................................................................................... 4

2.1	Conversion of Company Capital Stock ...................................................................... 4

2.2	Exchange Ratio Closing Adjustment .......................................................................... 6

2.3	Exchange Ratio Post-Closing Adjustment ................................................................. 9

2.4	Treatment of Company Warrants and Parent Equity Awards ....................................10

3.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION ........................... 12

3.1	Delivery of the Merger Consideration ..................................................................... 12

3.2	Exchange Procedures ............................................................................................... 12

3.3	Dividends and Distributions ..................................................................................... 13

3.4	Transfer Books; No Further Ownership Rights in Shares ........................................ 13

3.5	Termination of Fund; No Liability ........................................................................... 14

3.6	Lost, Stolen or Destroyed Certificates ..................................................................... 14

3.7	Withholding Taxes .................................................................................................... 14

3.8	Adjustments to Prevent Dilution .............................................................................. 14

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................................... 15

4.1	Corporate Organization ............................................................................................ 15

4.2	Capitalization ........................................................................................................... 16

4.3	Authority; No Violation ............................................................................................ 17

4.4	Consents and Approvals ........................................................................................... 18

4.5	Financial Statements ................................................................................................ 19

4.6	Broker’s Fees ............................................................................................................ 19

4.7	Absence of Certain Changes or Events .................................................................... 19

4.8	Legal Proceedings .................................................................................................... 20

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4.9	Taxes ......................................................................................................................... 20

4.10	Employee Benefit Plans ........................................................................................... 22

4.11	Compliance With Applicable Law ........................................................................... 24

4.12	Certain Contracts ...................................................................................................... 25

4.13	Undisclosed Liabilities ............................................................................................. 26

4.14	Anti-Takeover Provisions ......................................................................................... 26

4.15	Company Information .............................................................................................. 27

4.16	Real Property ............................................................................................................ 27

4.17	Title to Property ........................................................................................................ 27

4.18	Insurance .................................................................................................................. 28

4.19	Environmental Liability ........................................................................................... 28

4.20	Intellectual Property ................................................................................................. 29

4.21	Regulatory Matters ................................................................................................... 29

4.22	Labor Matters ........................................................................................................... 30

4.23	Transactions with Affiliates ...................................................................................... 31

4.24	Withdrawal of Company Registration Statement ..................................................... 31

4.25	Acknowledgment of the Company ........................................................................... 31

4.26	No Other Representations or Warranties .................................................................. 31

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ............ 32

5.1	Corporate Organization ............................................................................................ 32

5.2	Capitalization ........................................................................................................... 33

5.3	Authority; No Violation ............................................................................................ 34

5.4	Consents and Approvals ........................................................................................... 36

5.5	SEC Filings .............................................................................................................. 36

5.6	Financial Statements ................................................................................................ 37

5.7	Broker’s Fees ............................................................................................................ 38

5.8	Absence of Certain Changes or Events .................................................................... 38

5.9	Legal Proceedings .................................................................................................... 39

5.10	Taxes ......................................................................................................................... 39

5.11	Employee Benefit Plans ........................................................................................... 40

5.12	Compliance With Applicable Law ........................................................................... 43

5.13	Certain Contracts ...................................................................................................... 44

5.14	Undisclosed Liabilities ............................................................................................. 45

5.15	Environmental Liability ........................................................................................... 45

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5.16	Intellectual Property ................................................................................................. 46

5.17	Regulatory Matters ................................................................................................... 46

5.18	Labor Matters ........................................................................................................... 47

5.19	Real Property ............................................................................................................ 48

5.20	Title to Property ........................................................................................................ 48

5.21	Transactions with Affiliates ...................................................................................... 49

5.22	Insurance .................................................................................................................. 49

5.23	Parent Information ................................................................................................... 49

5.24	No Business Activities by Merger Sub .................................................................... 49

5.25	Ownership of Company Common Stock; No Other Agreements ............................ 49

5.26	Opinion of Financial Advisor ................................................................................... 49

5.27	Anti-Takeover Provisions ......................................................................................... 50

5.28	Acknowledgment of Parent ...................................................................................... 50

5.29	No Other Representations or Warranties .................................................................. 50

6.	COVENANTS RELATING TO CONDUCT OF BUSINESS .............................................. 50

6.1	Conduct of Business of the Company and Parent Prior to the Effective Time ........ 50

6.2	Company Forbearances ............................................................................................ 51

6.3	Parent Forbearances ................................................................................................. 53

7.	ADDITIONAL AGREEMENTS ........................................................................................... 55

7.1	Company Term Loan Term Sheet ............................................................................. 55

7.2	Company Private Placement .................................................................................... 56

7.3	Proxy Statement/Prospectus; Parent Registration Statement; Other Filings ............ 56

7.4	Stockholder Meetings ............................................................................................... 57

7.5	Reverse Stock Split Charter Amendment Filing ...................................................... 58

7.6	Access to Information .............................................................................................. 59

7.7	Further Actions ......................................................................................................... 59

7.8	Employees; Employee Benefit Plans ....................................................................... 61

7.9	Indemnification; Directors’ and Officers’ Insurance ................................................ 63

7.10	Acquisition Proposals ............................................................................................... 66

7.11	Section 16 Matters .................................................................................................... 71

7.12	Tax Treatment as Reorganization ............................................................................. 71

7.13	New Parent Incentive Plan ....................................................................................... 72

7.14	Board of Directors of Parent After the Effective Time ............................................ 72

7.15	Parent Consent as Sole Stockholder of Merger Sub ................................................. 72

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8.	CONDITIONS PRECEDENT .............................................................................................. 72

8.1	Conditions to Each Party’s Obligation to Effect the Merger .................................... 72

8.2	Conditions to Obligations of Parent and Merger Sub .............................................. 73

8.3	Conditions to Obligations of the Company .............................................................. 75

9.	TERMINATION AND AMENDMENT ............................................................................... 76

9.1	Termination .............................................................................................................. 76

9.2	Notice of Termination; Effect of Termination; Termination Fees ............................ 78

9.3	Amendment .............................................................................................................. 81

9.4	Extension; Waiver .................................................................................................... 81

10.	GENERAL PROVISIONS .................................................................................................... 82

10.1	Nonsurvival of Representations, Warranties and Agreements ................................. 82

10.2	Expenses ................................................................................................................... 82

10.3	Notices ...................................................................................................................... 82

10.4	Interpretation; Construction ..................................................................................... 83

10.5	Entire Agreement ...................................................................................................... 84

10.6	Specific Performance ............................................................................................... 84

10.7	Governing Law; Venue ............................................................................................. 84

10.8	Severability ............................................................................................................... 85

10.9	Publicity ................................................................................................................... 85

10.10	Assignment; Third Party Beneficiaries .................................................................... 85

10.11	Waiver of Jury Trial .................................................................................................. 85

10.12	Counterparts; Delivery ............................................................................................. 85

Exhibit A - Directors and Executive Officers of Parent and Company
Exhibit B - Form of Support Agreement of directors and officers of Parent
Exhibit C - Form of Support Agreement of directors and officers of Company

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Index of Defined Terms
Page

Acceptable Confidentiality Agreement	70

Acquisition Proposal	70

Affiliate	14

Agreement	1

Alternative Acquisition Agreement	66

Bankruptcy and Equity Exceptions	18

Business Day	3

Calculated Annual Interest Cost Increase	8

Capitalization Date	16

Certificate	5

Certificate of Incorporation	3

Certificate of Merger	3

Change of Recommendation	68

Claim	63

Closing	3

Closing Date	3

Code	14

Committed Blended Rate	7

Company	1

Company Benefit Plans	22

Company Board	17

Company Board Designee	4

Company Closing Working Capital Statement	9

Company Common Stock	4

Company Contract	26

Company Disclosure Letter	15

Company ERISA Affiliate	22

Company Expense Amount	80

Company Form S-1	31

Company Intellectual Property Rights	29

Company Leased Real Property	27

Company Licenses	29

Company Material Adverse Effect	15

Company Non-U.S. Plan	23

Company Permitted Liens	27

Company Personal Information	25

Company Preferred Stock	16

Company Privacy Policy	25

Company Private Placement	56

Company Private Placement Support Parties	56

Company Recommendation	17

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Company Required Vote	17

Company Stock Plans	17

Company Stockholder	12

Company Stockholder Meeting	57

Company Support Agreements	2

Company Termination Fee	80

Company Warrants	10

Confidentiality Agreement	59

Consent	18

Consolidated Balance Sheet	19

Consolidated Financial Statements	19

Continuing Employees	62

Convertible Commitment	6

Credit Facility	55

Current Ratio	56

D&O Insurance	65

Delaware Secretary	3

DGCL	3

Effective Time	3

Environmental Laws	28

ERISA	22

Escrow Agent	12

Escrow Shares	12

Estimated Company Closing Working Capital	8

Estimated Company Closing Working Capital Statement	8

Estimated Parent Closing Working Capital	8

Estimated Parent Closing Working Capital Statement	8

Exchange Act	18

Exchange Agent	12

Exchange Ratio	5

Excluded Parent Restricted Stock Units	11

Excluded Party	70

Excluded Shares	4

Expenses	64

Financing Warrants	10

GAAP	8

Governmental Entity	18

Indemnified Parties	63

Independent Accountant	9

Knowledge of the Company	20

Knowledge of the Parent	37

Liens	17

Merger	1

Merger Consideration	5

Merger Sub	1

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New Parent Incentive Plan	72

Non-Financing Warrants	10

No-Shop Period Start Date	66

Notice Period	68

Outside Date	76

Parent	1

Parent Benefit Plans	40

Parent Board	35

Parent Board Designee	4

Parent Closing Working Capital Statement	9

Parent Common Stock	4

Parent Common Stock Issuance	56

Parent Common Stock Plans	33

Parent Contract	44

Parent Disclosure Letter	32

Parent ERISA Affiliate	41

Parent Expense Amount	80

Parent Intellectual Property Rights	46

Parent Leased Real Property	48

Parent Licenses	46

Parent Material Adverse Effect	32

Parent Non-U.S. Plan	42

Parent Permitted Liens	48

Parent Personal Information	43

Parent Plans	62

Parent Privacy Policy	43

Parent Recommendation	35

Parent Registration Statement	56

Parent Required Vote	35

Parent Restricted Share	11

Parent Restricted Stock Unit	11

Parent SEC Reports	36

Parent Series A-2 Preferred Stock	33

Parent Series B Preferred Stock	35

Parent Series C Preferred Stock	35

Parent Stock Buyback Program	34

Parent Stock Option	11

Parent Stockholder Meeting	58

Parent Support Agreements	2

Parent Termination Fee	80

Permits	15

Person	14

Plan Shares	72

Post-Closing Company Adjustment	8

Post-Closing Parent Adjustment	9

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Prospective Ratio	56

Proxy Statement/Prospectus	56

Qualified Go Shop Proposal	80

Reduced Shares	7

Regulatory Law	60

Relevant Period	80

Replacement Parent RSUs	54

Representatives	59

Reverse Stock Split	1

Reverse Stock Split Charter Amendment	1

SEC	18

Securities Act	18

State Regulators	18

Subsidiary	16

Superior Proposal	71

Support Agreements	2

Surviving Company	3

Target Blended Interest Rate	55

Target Loan Amount	55

Target Net Proceeds	56

Target Net Proceeds Shortfall	56

Tax Return	22

Taxes	21

Term Sheet	55

Termination Date	76

Unmatched Superior Proposal	81

Working Capital	10

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2018 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this “Agreement”), is entered into by and among Glowpoint, Inc., a Delaware corporation (“Parent”), SharedLabs, Inc., a Delaware corporation (the “Company”), and Glowpoint Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent through the statutory merger of Merger Sub with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the Surviving Company (as defined below) (the “Merger”) upon the terms and subject to the conditions of this Agreement;
WHEREAS, the parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code;
WHEREAS, prior to the Effective Time in accordance with the terms of this Agreement, the Parent will effect a reverse stock split of the Parent Common Stock at a ratio necessary to ensure the Parent’s stock price will meet the initial listing standards of the NYSE American (but in no event, unless otherwise agreed by the parties, in excess of one-for-thirty (1 for 30)), whereby each share of Parent Common Stock will be reclassified and combined into a fraction of a share of Parent Common Stock corresponding with such reverse stock split ratio (the “Reverse Stock Split”);
WHEREAS, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for and in the best interests of the Company and its stockholders, (b) approved, subject to the terms of this Agreement, the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, an amendment to the certificate of incorporation of the Parent in order to effect the Reverse Stock Split (the “Reverse Stock Split Charter Amendment”), the New Parent Incentive Plan and the Parent Common Stock Issuance, are advisable for and in the best interests of Parent and its stockholders, (b) approved, subject to the terms of this Agreement, the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including the Merger, the Reverse Stock Split Charter Amendment, the New Parent Incentive Plan, and the Parent Common Stock Issuance, and (c) resolved, subject to the terms of this Agreement, to recommend that Parent’s stockholders approve this Agreement (including the Certificate of Merger) and the Merger, the Reverse Stock Split Charter Amendment, the New Parent Incentive Plan and the Parent Common Stock Issuance in connection with the Merger;

WHEREAS, the Board of Directors of the Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for and in the best interests of the Merger Sub and its stockholder, and (b) approved, subject to the terms of this Agreement, the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, as a condition to the willingness of the parties to enter into this Agreement, (i) all of the directors and executive officers of Parent listed on Exhibit A attached hereto have entered into support agreements (the “Parent Support Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, and (ii) all of the directors and executive officers of Company listed on Exhibit A attached hereto have entered into support agreements (the “Company Support Agreements” and, together with the Parent Support Agreements, the “Support Agreements”), substantially in the form attached hereto as Exhibit C, dated as of the date hereof, pursuant to which each such director or executive officer has agreed, among other things, to vote all of the Company Common Stock or Parent Common Stock, as applicable, owned by such director or executive officer in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Support Agreement; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	THE MERGER
1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Company”). The parties to this Agreement agree to report the Merger for any and all federal and state income tax reporting purposes as a reorganization described in Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Company, Parent and Merger Sub each will be a party to the reorganization within the meaning of Section 368(b) of the Code.
1.2    Effective Time. Subject to the provisions of this Agreement, the Merger shall become effective as set forth in a certificate of merger executed and acknowledged in accordance with, and otherwise satisfying, the applicable requirements of the DGCL (the “Certificate of Merger”), which shall be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date or as soon thereafter as practicable. As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective as provided by the Certificate of Merger and otherwise in accordance with applicable law.
1.3    Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) at the offices of Holland & Knight LLP, 1180 West Peachtree Street NW, Suite 1800, Atlanta, GA 30309, at 11:00 a.m., Eastern Time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Delaware Secretary is closed.
1.4    Certificate of Incorporation of the Company. At the Effective Time, the certificate of incorporation of the Surviving Company (the “Certificate of Incorporation”) shall remain as the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable law.
1.5    Bylaws of the Company. At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company, except that references to Merger Sub’s name shall be replaced with references to the Surviving Company’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company, or as provided by applicable law.
1.6    Board of Directors and Officers of the Company. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law.
1.7    Board of Directors of the Parent. At the Effective Time, the then-existing members of the Parent Board shall resign from the Parent Board, and the board of directors of the Parent will then consist of seven (7) members, of which (i) one director will be appointed by the Parent Board existing prior to the Closing (the “Parent Board Designee”), effective as of the Closing, with such Parent Board Designee to be nominated to the Parent Board at the Parent’s 2019 annual meeting of stockholders, and of which (ii) the remaining directors will be appointed by the Company from the Company Board prior to the Closing (the “Company Board Designee”), effective as of the Closing, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Parent and applicable law.

2.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
2.1    Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock, Parent Common Stock or any capital stock of Merger Sub:
(a)    All shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) held in treasury or owned directly by the Company or any Subsidiary of the Company (including all stock derivatives, stock options and stock warrants) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for the Merger Consideration. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.1 are hereinafter referred to as the “Excluded Shares”;
(b)    Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock issued in the Company Private Placements and any shares of Company Common Stock issued prior to the Effective Time upon the exercise or conversion of any Financing Warrants, Non-Financings Warrants or convertible securities issued in the Company Private Placements, shall be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to, in the case of all shares of Company Common Stock, the quotient obtained by dividing (1) the result of 112,802,326 as adjusted for the Reverse Stock Split (the total number of shares of Parent Common Stock to be issued pursuant to this Agreement after giving effect to the Reverse Stock Split, as may be adjusted pursuant to Sections 2.2 and 2.3), by (2) the sum of (v) 7,996,636 (the number of shares of Company Common Stock outstanding as of the Capitalization Date), (w) the number of shares of Company Common Stock issued in the Company Private

Placements, and currently outstanding, as certified by the Company pursuant to the Company’s certificate delivered under Section 8.2(c), (x) the number of shares of Company Common Stock issued as a result of conversion or exercise of any convertible securities issued in the Company Private Placements prior to the Effective Time, and currently outstanding, as certified by the Company pursuant to the Company’s certificate delivered under Section 8.2(c), (y) the result of dividing the total number of shares of Company Common Stock to be issued pursuant to the exercise of all Financing Warrants outstanding at the Effective Time, by three (3), and (z) the total number of shares of Company Common Stock to be issued pursuant to the exercise of all Non-Financing Warrants outstanding at the Effective Time (the quotient of (1) and (2) above is hereinafter referred to as the “Exchange Ratio,” which shall be calculated in all cases assuming the effect of the Reverse Stock Split, as may be adjusted pursuant to Section 2.2 and 2.3);
(i)    the Exchange Ratio is subject to adjustment, prior to the Effective Time, pursuant to Section 2.2,
(ii)    such Parent Common Stock to be issued in the Merger is subject to forfeiture and cancellation pursuant to the terms and conditions of Section 2.3(a)(i),
(iii)     the holders of Company Common Stock and Company Warrants may be entitled to additional shares of Parent Common Stock pursuant to the terms and conditions of Section 2.3(a)(ii) and
(iv)    (iv) the holders of the Company Common Stock and Company Warrants may be entitled to shares of Parent Common Stock released from escrow pursuant to Section 2.2(c)(i).
(v)    Effective as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates or evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.2. The shares of Parent Common Stock to be paid pursuant to this Section 2.1 is hereinafter referred to as the “Merger Consideration”.
(c)    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d)    No fractional shares of Parent Common Stock shall be issued in respect of shares of Company Common Stock that are to be converted in the Merger into the right to receive shares of Parent Common Stock. If any fractional share of Parent Common Stock would, except for the provisions of this Section, be issuable to a holder of a Certificate (other than holders of Certificates representing Excluded Shares) or a Company Warrant or other convertible security of the Company pursuant to the Merger Consideration, the number of shares of Parent Common Stock to be issued to such holder of a Certificate or a Company Warrant or other convertible security of the Company in the Merger will be rounded up to the nearest whole share of Parent Common Stock;
(e)    If, on or after the date of this Agreement and prior to the Effective Time, Parent splits, combines into a smaller number of shares, or issues by reclassification any shares of Parent Common Stock (other than in the Reverse Stock Split), then the Merger Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence; and
(f)    Except as they may be either (i) redeemed, exchanged or converted or (ii) their terms are amended, in each case as required, by the Parent pursuant to Section 8.1(j), the Parent Series B Preferred Stock and the Parent Series C Preferred Stock outstanding at Closing will not be affected by the Merger and will remain outstanding immediately after Closing.
(g)    If the Company fails to convert debt or preferred stock securities issued in the Company Private Placements that are convertible into shares of Company Common Stock, into shares of Company Common Stock no later than the Effective Time pursuant to Section 8.2(c) (a “Convertible Commitment”), and the Parent, in its sole and absolute discretion, elects to waive the condition set forth in Section 8.2(c) and proceed to Closing, then the Parent and the Company agree to negotiate in good faith to calculate an adjustment to the Merger Consideration and/or provide for the Parent’s reservation of shares out of the Merger Consideration in light of the Convertible Commitment or, failing the parties’ agreement on such terms, the Parent and the Company agree to retain a nationally recognized third-party advisory firm reasonable acceptable to both parties, with such approval not to be unreasonably withheld or delayed, to calculate an adjustment to the Merger Consideration and/or provide for the Parent’s reservation of shares out of the Merger Consideration in light of the Convertible Commitment.
2.2    Exchange Ratio Closing Adjustment.
(a)    At least five (5) Business Days before the Closing, the Company shall provide the Parent with (1) a written certification of the Target Net Proceeds, any Target Net Proceeds Shortfall, if applicable, the Target Blended Interest Rate, the Committed Blended Rate, if applicable, and the Calculated Annual Interest Cost Increase, if applicable, signed by the chief executive or chief financial officer of the Company, and (2) a calculation of (i) the reduction in the aggregate number of shares of Parent Common Stock to be issued as the Merger Consideration and (ii) the Exchange Ratio, in accordance with Sections 2.2(b) and/or 2.2(c). If Parent objects to such calculations in writing, Parent and Company shall negotiate in good faith to resolve such objections within five (5) Business Days, and, if the same are so resolved within such time period, the Exchange

Ratio, as agreed upon by the Parent and Company, shall be final and binding. If Parent and Company are unable to resolve any differences within the period specified in the foregoing sentence, such disputed items shall be submitted to the Independent Accountant, whose determination shall be final and binding on the Parent and Company. The parties shall adjust the Closing Date as necessary for the Independent Accountant to make its determination, but shall use their reasonable best efforts to cause the Independent Accountant to promptly make its determination so they can close the Merger within the originally scheduled timeframe.
(b)    In the event that there is a Target Net Proceeds Shortfall, and the Parent, in its sole and absolute discretion, elects to waive the condition set forth in Section 8.2(c) and proceed to Closing, the aggregate number of shares of Parent Common Stock to be issued as part of the Merger Consideration shall be reduced by an amount equal to the Target Net Proceeds Shortfall divided by $0.30, and as a consequence of such reduction, the Exchange Ratio per share of Company Common Stock (other than Excluded Shares) shall be adjusted accordingly.
(c)    If:
(i)    the Company fails to obtain and deliver to the Parent a signed Term Sheet pursuant to Section 7.1 on or before 11:59 p.m. (New York time) on the date that is the tenth day following the date hereof, and the Parent, in its sole and absolute discretion, elects to waive the condition set forth in Section 8.2(e) and proceed to Closing, then Parent may reduce the aggregate number of shares of Parent Common Stock to be issued at the Effective Time as part of the Merger Consideration by an amount equal to 7.5% of the total number of shares of Parent Common Stock to be included in the Merger Consideration under Section 2.1 and, as a consequence of such reduction, the Exchange Ratio per share of Company Common Stock (other than Excluded Shares) shall be adjusted accordingly (such reduced shares of Parent Common Stock being the “Reduced Shares”). Parent shall place the Reduced Shares in escrow with the Escrow Agent and shall cause such Reduced Shares to be issued to the Company Stockholders, on a per share of Company Common Stock basis in accordance with the Exchange Ratio, upon Surviving Company’s obtaining, no later than 90 days after Closing, a credit facility for at least the Target Loan Amount and with a weighted average interest rate of not more than the Target Blended Interest Rate. If Surviving Company does not obtain a credit facility for at least the Target Loan Amount and with a weighted average interest rate of not more than the Target Blended Interest Rate by 90 days after Closing, then the Parent shall be permitted to cancel the Reduced Shares placed into escrow pursuant to the foregoing sentence; or
(ii)    the Company obtains and delivers to the Parent a signed Term Sheet pursuant to Section 7.1 on or before 11:59 p.m. (New York time) on the date that is the tenth day following the date hereof, with the exception that the weighted average interest rate per annum for all loans set forth in the Term Sheet (the “Committed Blended Rate”) exceeds the Target Blended Interest Rate, and the Parent, in its sole and absolute discretion, elects to waive the condition set forth in Section 8.2(e) and proceed to Closing, then the Parent may elect, at its option, to reduce the aggregate number of shares of Parent Common Stock to be issued as part of the Merger Consideration by an amount equal to (1) the Calculated Annual Interest Cost Increase, divided by (2) $0.30, and as a consequence of such reduction, adjust the Exchange Ratio per share of Company

Common Stock (other than Excluded Shares) accordingly. As used herein, the “Calculated Annual Interest Cost Increase” shall be calculated as (i) the excess of the Committed Blended Rate (which for purposes of this calculation only shall include the cost of any stock derivatives to be issued to lenders in connection with such financing, which stock derivatives will be valued using Black Scholes) over the Target Blended Interest Rate, multiplied by (ii) the sum of the aggregate principal amount and all accrued and unpaid interest under the Company’s outstanding debt as of Closing, multiplied by (iii) two (2) (representing a period of two years); provided that each of Section 2.2(c)(i) and Section 2.2(c)(ii) shall be mutually exclusive and no amount of Parent Common Stock shall be placed in escrow if the Exchange Ratio is adjusted pursuant to Section 2.2(c)(ii) and no adjustment to the Exchange Ratio shall be made pursuant to Section 2.2(c)(ii) if shares of Parent Common Stock are placed in escrow pursuant to Section 2.2(c)(i); provided further that, in the event that both Sections 2.2(c)(i) and (ii) apply, the Parent, in its sole and absolute discretion, may elect which section to apply to reduce the shares of Parent Common Stock to be issued as part of the Merger Consideration.
(d)    If both Section 2.2(b) and (c) apply, and the Parent, in its sole and absolute discretion, elects to waive the conditions set forth in Sections 8.2(c) and 8.2(e) and proceed to Closing, each such section shall apply independently of the other to reduce the aggregate number of shares of Parent Common Stock to be issued as part of the Merger Consideration and to adjust the Exchange Ratio.
(e)    At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of the Company Closing Working Capital (the “Estimated Company Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (giving effect to the application of the net cash proceeds of the Company Private Placements), its calculation of such Estimated Company Closing Working Capital (the “Estimated Company Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Company Closing Working Capital Statement was prepared in accordance with generally accepted accounting principles (“GAAP”), applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year end as if such Estimated Company Closing Working Capital Statement was being prepared and audited as of a fiscal year end. As used herein, the “Post-Closing Company Adjustment” shall be an amount equal to the Company Closing Working Capital set forth in the Company Closing Working Capital Statement minus the Estimated Company Closing Working Capital.
(f)    At least three (3) Business Days before the Closing, the Parent shall prepare and deliver to Company a statement setting forth its good faith estimate of the Parent Closing Working Capital (the “Estimated Parent Closing Working Capital”), which statement shall contain an estimated balance sheet of the Parent as of the Closing Date, its calculation of such Estimated Parent Closing Working Capital (the “Estimated Parent Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Parent that the Estimated Parent Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year end as if such Estimated Parent Closing Working Capital Statement was being prepared and audited as of a fiscal year end. As used herein, the “Post-Closing Parent Adjustment” shall be an amount equal to the Parent Closing Working Capital set forth in the Parent Closing Working Capital Statement minus the Estimated Parent Closing Working Capital.
(g)    In the event: (i) the Estimated Company Closing Working Capital is a deficit greater than $(12,849,307), (ii) the balance on the Company’s seller notes issued by the Company in connection with the Company’s acquisition of iTech US, Inc. as of Closing exceeds $1,000,000, (iii) the balance on the Company’s financing lines and/or advances as of Closing exceeds $10,000,000, and/or (iv) the balance of the Company’s long-term debt as of Closing is greater than $914,981, being the balance of the Company’s long-term debt as of June 30, 2018, the aggregate number of shares of Parent Common Stock to be issued as part of the Merger Consideration shall be reduced, for each such case, by an amount equal to (i) the amount of any such excess, divided by (ii) $0.30, and as a consequence of such reduction, the Exchange Ratio per share of Company Common Stock (other than Excluded Shares) shall be adjusted accordingly.
(h)    In the event the Estimated Parent Closing Working Capital is less than $0, the aggregate number of shares of Parent Common Stock to be issued as part of the Merger Consideration shall be increased by an amount equal to (i) the amount of any such shortfall, divided by (ii) $0.30, and as a consequence of such increase, the Exchange Ratio per share of Company Common Stock (other than Excluded Shares) shall be adjusted accordingly.
2.3    Exchange Ratio Post-Closing Adjustment
(a)    Within 15 days following the Closing, an accounting firm registered with the Public Company Accounting Oversight Board reasonable acceptable to both parties, with such approval not to be unreasonably withheld or delayed (the “Independent Accountant”), shall prepare and deliver to Parent a statement setting forth its calculation of the Company Closing Working Capital (giving effect to the application of the net cash proceeds from the Company Private Placements) (the “Company Closing Working Capital Statement”). Within 15 days following the Closing, the Independent Accountant shall prepare and deliver to Company a statement setting forth its calculation of the Parent Closing Working Capital (the “Parent Closing Working Capital Statement”). The Company Closing Working Capital Statement and the Post-Closing Company Adjustment and the Parent Closing Working Capital Statement and the Post-Closing Parent Adjustment shall be final and binding on the Company and Parent.
(i)    In the event that the Company Closing Working Capital as set forth in the Company Closing Working Capital Statement is less than the Company Estimated Closing Working Capital, Parent shall cause to be cancelled an aggregate number of shares of Parent Common Stock equal to (i) the amount of any such Post-Closing Company Adjustment, divided by (ii) $0.30; provided that (1) if the Escrow Shares exceed the number of shares to be cancelled pursuant to the foregoing, Parent shall cause to be released the Escrow Shares remaining after canceling the shares of Parent Common Stock as provided in this Section 2.3(a)(i), on a per share of Company Common

Stock basis in accordance with the Exchange Ratio, to the holders of the Company Common Stock, and (2) if the Escrow Shares are insufficient to satisfy the adjustment required pursuant to this Section 2.3(a)(i), the Parent shall be permitted to cancel, on a pro rata basis, an appropriate number of shares of Parent Common Stock out of the shares of Parent Common Stock issued to holders of Certificates as part of the Merger Consideration, and each share of Parent Common Stock to be issued to holders of Certificates hereunder shall be subject to cancellation and forfeiture, to the extent necessary to satisfy the adjustment required pursuant to this Section 2.3(a)(i).
(ii)    In the event that the Parent Closing Working Capital set forth in the Parent Closing Working Capital Statement is less than the Estimated Parent Closing Working Capital, the Parent shall cause to be issued from the Escrow Shares to the holders of the Company Common Stock, pro rata, an additional aggregate number of shares of Parent Common Stock equal to (i) the amount of any such Post-Closing Parent Adjustment, divided by (ii) $0.30; provided that to the extent that the number of shares to be issued pursuant to this Section 2.3(a)(ii) exceeds the number of shares available to be issued pursuant to the Parent Registration Statement (including the Escrow Shares), Parent, at its sole cost and expense shall prepare and file with the SEC a Form S-3 Registration Statement (or to the extent the Parent is not eligible to utilize a Form S-3 Registration Statement, a Form S-1 Registration Statement) with respect to such shortfall in shares within 60 days following the final determination of the Parent Closing Working Capital.
(b)    The term “Working Capital”, for any entity, shall mean the total current assets of such entity minus the total current liabilities of such entity.
2.4    Treatment of Company Warrants and Parent Equity Awards.
(a)    At the Effective Time, and in accordance with the terms of each cash warrant to purchase shares of Company Common Stock at an exercise price of at least $3.00 per share payable in cash previously issued pursuant to the terms of, or in connection with, the closing of the Company Private Placements before the Effective Time (the “Financing Warrants”), if any, and all other warrants to purchase shares of Company Common Stock (the “Non-Financing Warrants,” and together with the Financing Warrants, the “Company Warrants”) and that are issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Company Warrant, Parent shall cause the Surviving Company to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable in cash for a number of shares of Parent Common Stock equal to the aggregate number of shares of Company Common Stock in respect of such Company Warrant, multiplied by the Exchange Ratio. The exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) in respect of such replacement warrant shall be equal to the exercise price per share of Company Common Stock of such Company Warrant, divided by the Exchange Ratio. From and after the Closing, Parent shall cause the Surviving Company to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to make the exchange contemplated thereby upon exercise thereof.
(b)    Notwithstanding anything herein to the contrary, to the extent the Exchange Ratio or number of shares of Parent Common Stock to be issued pursuant to the Merger is adjusted pursuant to any of the provisions of Section 2.2 and/or Section 2.3 the number of shares of Parent

Common Stock that may be purchased pursuant to such Company Warrants and the exercise price for each such Company Warrants shall be adjusted accordingly.
(c)    At or prior to the Effective Time, Parent shall reserve, out of the Merger Consideration, for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Company Warrants as a result of the actions contemplated by this Section 2.4. Within 60 days after the Effective Time, Parent shall prepare and file with the SEC a Form S-3 Registration Statement (or to the extent the Parent is not eligible to utilize a Form S-3 Registration Statement, a Form S-1 Registration Statement) with respect to the shares of the Parent Common Stock subject to and issuable upon exercise of the Company Warrants.
(d)    Immediately prior to the Effective Time, each option to purchase shares of Parent Common Stock or other right to purchase Parent Common Stock under any Parent Common Stock Plan (each, a “Parent Stock Option”), to the extent outstanding and unexercised immediately prior thereto, shall become fully vested and shall, without any action on the part of any holder thereof, be automatically canceled in exchange for the right to receive, as soon as reasonably practicable following the Effective Time, that number of shares of Parent Common Stock subject to the Parent Stock Option in accordance with the terms of the applicable Parent Common Stock Plan and Option Award Agreement, and thereafter be treated as shares of Parent Common Stock for all purposes.
(e)    Immediately prior to the Effective Time, each restricted stock award granted under any Parent Common Stock Plan (each, a “Parent Restricted Share”), to the extent outstanding and subject to vesting or forfeiture conditions (whether time-based or performance-based), shall become fully vested or released from such forfeiture conditions in accordance with the terms of the applicable Parent Common Stock Plan and Restricted Stock Award Agreement as of the Effective Time and shall, without any action on the part of any holder thereof, thereafter be treated as shares of Parent Common Stock for all purposes.
(f)    As of the Effective Time, each restricted stock unit award granted under any Parent Common Stock Plan, including, for the avoidance of doubt, the Replacement Parent RSUs but excluding the Excluded Parent Restricted Stock Units (each, a “Parent Restricted Stock Unit”), to the extent outstanding and subject to vesting or forfeiture conditions (whether time-based or performance-based), shall become fully vested or released from such forfeiture conditions in accordance with the terms of the applicable Parent Common Stock Plan and Restricted Stock Unit Award Agreement as of the Effective Time and shall, without any action on the part of any holder thereof, be automatically converted into that number of shares of Parent Common Stock subject to the parent Restricted Stock Unit award, and thereafter shall be treated as shares of Parent Common Stock for all purposes.
(g)    The restricted stock unit awards granted under any Parent Common Stock Plan pursuant to resolutions of the compensation committee of the Parent Board dated November 19, 2018, representing in the aggregate the right to receive up to 3,468,414 shares of Parent Common Stock (the “Excluded Parent Restricted Stock Units”) will remain outstanding following the Effective Time and, following the Effective Time, will be treated in accordance with the terms set forth in the applicable award agreement evidencing the Excluded Parent Restricted Stock Unit in effect as of the Effective Time. Notwithstanding anything to the contrary contained herein, following the Effective Time, the Parent Board shall not take any action to terminate, cancel or amend the terms of the Excluded Parent Restricted Stock Units, except as required by applicable law.

3.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
3.1    Delivery of the Merger Consideration.
(a)    Prior to the Effective Time (and, with respect to Parent Common Stock, from time to time after the Effective Time, as applicable), Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.1 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, certificates representing shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued) sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares) into the Merger Consideration pursuant to this Agreement.
(b)    Notwithstanding anything herein to the contrary, at the Closing, Parent shall cause to be issued to Escrow Agent, a number of shares of Parent Common Stock (the “Escrow Shares”) equal to five percent (5%) of the total shares of Parent Common Stock to be issued at Closing pursuant to Section 2.1, after giving effect to any adjustments required by Section 2.2, and the shares of Parent Common Stock issued to the Company Stockholders pursuant to Section 3.2 shall be reduced to reflect the issuance to the Escrow Agent of such Escrow Shares.
3.2    Exchange Procedures.
(a)    Reasonably promptly after the execution of this Agreement, Parent shall designate and appoint an exchange and escrow agent from or affiliated with a nationally recognized banking institution reasonably acceptable to the Parent and the Company, with such approval not to be unreasonably withheld or delayed, to act as exchange agent and escrow agent hereunder (in such capacities, the “Exchange Agent” and “Escrow Agent”) for the purpose of exchanging Certificates.
(b)    Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of shares of Company Common Stock (each such holder, a “Company Stockholder”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any shares of Company Common Stock held by such Company Stockholder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Company Stockholder is entitled to receive in exchange for such holder’s shares of Company Common Stock in the Merger pursuant to this Agreement. From and after the Effective Time, until surrendered as contemplated by this Section 3.2, each

Certificate representing shares of Company Common Stock held by a Company Stockholder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Company Stockholder is entitled in exchange for such shares of Company Common Stock as contemplated by Section 2.
(c)    Upon surrender by a Company Stockholder to the Exchange Agent of all Certificates representing such holder’s shares of Company Common Stock, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Company Stockholder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Company Stockholder within ten (10) Business Days following such surrender): (i) a certificate (or certificates in the aggregate), or book-entry statement in the case of uncertificated shares, representing the number of whole shares of Parent Common Stock into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Section 2, and such Certificates so surrendered shall be forthwith cancelled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.
3.3    Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Section 3, but provided that, to the extent that any such dividends or distributions are declared with a record date on or after the Effective Time, such dividends or distributions shall accrue for the account of such holder to be paid as provided in this Section 3.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange for shares of Company Common Stock represented immediately prior to the Effective Time by such Certificate (i) when any payment or distribution of a certificate representing any share(s) of Parent Common Stock is made to such holder pursuant to Section 3.2(b) or 3.2(c), all dividends and other distributions payable in respect of such Parent Common Stock with a record date on or after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
3.4    Transfer Books; No Further Ownership Rights in Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Common Stock as provided herein or as otherwise provided by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in Section 2.
3.5    Termination of Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (i) certificates representing shares of Parent Common Stock and (ii) cash held by the Exchange Agent, in each case, not delivered to holders of Certificates. Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar laws), as general creditors of Parent with respect to the delivery of the Merger Consideration. None of Parent, the Surviving Company and the Exchange Agent shall be liable to any Person (as defined below) for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. For purposes of this Agreement, “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
3.6    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Company, the delivery by such Person of a bond (in such amount as Parent or the Surviving Company may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Common Stock to which such holder is entitled, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with Section 2.
3.7    Withholding Taxes. Parent and Exchange Agent will be entitled to deduct and withhold from the Merger Consideration payable to any holder of Company Common Stock pursuant to this Agreement or the transactions contemplated hereby, and pay to the appropriate taxing authorities, such amounts as the Parent, or any affiliate (as defined under the Exchange Act (an “Affiliate”)) thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Parent or Exchange Agent and timely paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.
3.8    Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted or contemplated by this Agreement, including but not limited to the Replacement Parent RSUs and the Reverse Stock Split required by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and the Merger Consideration and any other amounts payable pursuant to this Agreement and the Plan Shares, as applicable, shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Letter of the Company delivered to Parent concurrently herewith (the “Company Disclosure Letter”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Letter relates; provided that (i) disclosure in any section of such Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to result in a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:
4.1    Corporate Organization.
(a)    Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company and each of its Subsidiaries has all requisite corporate or limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary. As used in this Agreement: (1) The term “Company Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries taken as a whole or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments as a result of the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, including any action taken (or omitted to be taken) with the written consent of or at the written request of either the Parent or Merger Sub, (B) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP, or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (C) changes generally affecting the industries in which the Company or its Subsidiaries operate that are not specifically related to the Company and its Subsidiaries and do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (D) changes in general economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond and/or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, or (E) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster; and (2) the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such Person for financial reporting purposes.
(b)    The copies of the Certificate of Incorporation and Bylaws of the Company, and similar organizational documents of each its Subsidiaries, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, all documents and other information posted in the online data room established by the Company prior to the date hereof shall be deemed to have been made available to Parent and Merger Sub.
(c)    The minute books of the Company and each of its Subsidiaries, which have been previously made available to Parent, contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2017 of their respective stockholders, members, partners or other equity holders and the Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.
4.2    Capitalization.
(a)    The authorized capital stock of the Company consists of 110,000,000 shares, consisting of 100,000,000 shares of Company Common Stock, par value $0.0001 per share, and 10,000,0000 shares of “blank check” preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on November 30, 2018 (the “Capitalization Date”), there were (i) 7,996,636 shares of Company Common Stock outstanding and (ii) no shares of the Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock or preferred stock were reserved or to be made available for issuance. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, scrip, rights to subscribe to, purchase rights, conversion rights, exchange rights, equity appreciation rights, phantom stock, profits participation, calls, commitments or agreements of any character (A) calling for the purchase, sale, repurchase, redemption or issuance of any shares of Company Common Stock, preferred stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock (including any rights plan or agreement) or (B) providing a counterparty with redeemable or contingent common stock or a guaranteed return. Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the any equity compensation stock plans of the Company (the “Company Stock Plans”).
(b)    Section 4.2(b) of the Company Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company. Neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries), with respect to which securities the Company or any of its Subsidiaries has invested (and currently owns) or is required to invest $5,000,000 or more. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. There are no restrictions on the Company with respect to voting the stock of any Subsidiary of the Company.
4.3    Authority; No Violation.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote and the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”) at a duly held meeting has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (ii) approved, subject to the terms of this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) subject to Section 7.4, resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger (the recommendation contemplated by this clause (iii) being referred to as the “Company Recommendation”), and directed that such matter be submitted for consideration by the Company’s stockholders at the Company Stockholder Meeting. None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date of this Agreement. Except for the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and

Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).
(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the issuance, purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
4.4    Consents and Approvals. No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or filings or registrations with, any federal, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, including the Merger, except for any Consents from, or registrations, declarations, notices or filings made to or with any Governmental Entity (including any state or local public service or public utilities commission or other similar state or local regulatory bodies (collectively, the “State Regulators”) and local cable or internet franchise authorities) (other than with respect to securities, antitrust, competition, trade regulation or similar laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers, business combinations or changes in control of software applications companies generally, (c) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement/Prospectus, as well as any other filings required to be made with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (d) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (e) other consents or approvals of, or filings or registrations with, Governmental Entities or third parties, and (f) such other Consents which if not obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
4.5    Financial Statements.
(a)    The Company has delivered to the Parent a copy of (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017, together with the audited consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries for the year then ended, and the related notes thereto, and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Consolidated Balance Sheet”) as of October 31, 2018, together with the related unaudited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Company and its Subsidiaries for the nine-month period then ended (such audited and unaudited financial statements collectively being referred to herein as the “Consolidated Financial Statements”).  The Consolidated Financial Statements, together with the notes thereto, (i) complies in all material respects with the accounting requirements and with the published rules and regulations of the SEC with respect thereto applicable to companies subject to the reporting requirements of the Exchange Act, (ii) have been prepared in accordance with GAAP (except that the unaudited Consolidated Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP), (iii) are correct and complete in all material respects and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiaries for the respective periods indicated.
4.6    Broker’s Fees. Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors on behalf of the Company or any of the Company’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. For clarity, a financial advisor retained by the Company in connection with the transactions contemplated by this Agreement and described in Section 4.6 of the Company Disclosure Letter shall not be considered to be a “broker” or “finder” for purposes of this Section 4.6.
4.7    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except as contemplated by this Agreement or permitted under Section 6.2, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has engaged in any material transaction that was not in the ordinary course of business consistent with past practice.

(c)    Since December 31, 2017, there has been no incident of damage, destruction or loss of any property owned by the Company or any of its Subsidiaries or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000. Without limiting the generality of the foregoing, since December 31, 2017 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 6.1 or 6.2 if it had been taken after the date hereof and prior to the Closing Date.
4.8    Legal Proceedings.
(a)    Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 4.8(a) of the Company Disclosure Letter. The directors and executive officers of the Company listed in Section 4.8(a) of the Company Disclosure Letter shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.
(b)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
4.9    Taxes.
(a)    (i) Each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) timely paid all Taxes due and payable by it (including Taxes required to be withheld by it and regardless of whether shown as due on such Tax Returns), or, in the case of Taxes not yet due and payable, established an adequate accrual in accordance with GAAP on the Consolidated Financial Statements for the payment of all such Taxes (excluding any accrual for deferred Taxes established to reflect timing differences between book and Tax income); and (ii) there are no Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
(b)    There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.
(c)    Neither the Company nor any of its Subsidiaries will be required, as a result of a change in accounting method, an installment sale or an open transaction for, or during, a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning on or after the Effective Time.
(d)    Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity contract or arrangement, (ii) has been a member of an “affiliated group” (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, or (iii) has had any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor, by contract or otherwise.
(e)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company or any of its Subsidiaries.
(f)    Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(g)    Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period of time for the assessment or payment of, any Tax, which waiver or extension has not since expired.
(h)    Neither the Company nor any of its Subsidiaries has “participated”, within the meaning of Treasury Regulations Section 1.6011-4(c)(3), in any of the transactions described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).
(i)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(j)    As used herein, “Taxes” shall mean all taxes, levies or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including income, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, gross receipts, license, capital stock, profits, environmental, customs, duties, employment, unemployment, disability, value added, alternative minimum, estimated or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest or penalties attributable thereto.
(k)    As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
4.10    Employee Benefit Plans.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list or description of each employee welfare benefit plan and employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 3(1) and 3(2), each other compensation, consulting, employment agreement, each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind (whether oral or written, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated) covering current or former employees, directors, or independent contractors of the Company or the Subsidiaries which the Company or the Subsidiaries maintain or are required to contribute to as of the date of this Agreement (collectively, the “Company Benefit Plans”). Copies of the Company Benefit Plan documents (and, if applicable, related trust or funding agreements, insurance policies and service provider agreements) and all amendments not already incorporated thereto and written descriptions if not reduced to a written document, have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) required to be filed, the most recent summary plan description and the most recent IRS determination letter or opinion letter issued with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(b)    Neither the Company nor any entity that would have ever been considered as a single employer with the Company or part of the same “controlled group” as the Company for purposes of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has ever maintained, contributed to or been required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) is a “welfare benefit plan” as defined in Section 3(1) of ERISA that provides for post-retirement medical, life insurance or other welfare-type benefits to any former employees of the Company (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law regarding medical continuation coverage), (iv) is a “multiple employer plan” as defined in Section 413(c) of the Code or (v) is a “multiple employer welfare arrangement” within the meaning of 3(40)(A) of ERISA.
(c)    The Company Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code are subject to a favorable determination or opinion letter from the IRS (or are entitled to rely on such a letter issued to the provider of a master, prototype, volume submitter or similar plan) and, to the Knowledge of the Company, nothing has occurred that is expected to result in the revocation of such qualified status by the IRS.
(d)    The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.
(e)    As of the date of this Agreement, there are no suits, actions, disputes, claims (other than routine claims for benefits) or arbitrations, or any audits, examinations or administrative proceedings before any Governmental Entity pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company in its capacity as the plan sponsor or fiduciary thereof, and no Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System, nor under the Department of Labor’s Delinquent Filer Voluntary Compliance Program, and the Company does not anticipate any such submission of any Company Benefit Plan.
(f)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any fiduciary, trustee, or administrator of any Company Benefit Plan or Company ERISA Affiliate, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction that would be a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(g)    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a “partial termination” of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.
(h)    All contributions required to be made under the terms of any Company Benefit Plan, or applicable law, with respect to any period ending prior to the date of this Agreement have been paid or have been timely accrued on the audited financial statements to the extent required by GAAP, and none of the Company Benefit Plans has any material unfunded liabilities as of the date of this Agreement that are not so reflected in such audited financial statements.
(i)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has at all times been operated in compliance in all respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder and (ii) either (A) has at all times been in a form which complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions comply with the requirements of Section 409A of the Code. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(j)    Each Company Benefit Plan maintained, sponsored or contributed to for the benefit of employees located outside the United States (each, a “Company Non-U.S. Plan”) (A) complies in all material respects with applicable law, (B) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Company Non-U.S.

Plan is intended to be funded and/or book-reserved, (C) has been registered to the extent required, and has been maintained in good standing with applicable governmental authorities, and (D) if intended to qualify for special Tax treatment, meets all requirements for such treatment. No Company Non-U.S. Plan contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada) or otherwise provided any defined benefit pensions. Neither the Company nor any of its Subsidiaries, nor any of their respective agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Company Non-U.S. Plan. None of the Company Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees. All employee data necessary to administer each Company Non-U.S. Plan in accordance with its terms and conditions and all applicable laws is in possession of the Company and its Subsidiaries and such data is complete, correct, and in a form which is sufficient for the proper administration of such Company Non-U.S. Plan.
(k)    The Company and its Subsidiaries have, for purposes of each Company Benefit Plan and for all other purposes, correctly classified in all material respects all individuals performing services to the Company and/or its Subsidiaries as common law employees, leased employees, or independent contractors, as applicable.
(l)    The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company, its Subsidiaries or any Company ERISA Affiliate, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Company Benefit Plan, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Company Benefit Plan, (iv) directly or indirectly cause the Company, its Subsidiaries or any Company ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company, its Subsidiaries or any Company ERISA Affiliate. There are no contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to the Company or any of its Subsidiaries under Section 280G of the Code.
4.11    Compliance With Applicable Law.
(a)    The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(b)    The Company and each of its Subsidiaries (i) is, and since January 1, 2017 has been, in compliance with (A) all written policies of the Company and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Company or any of its Subsidiaries (the “Company Privacy Policy”), and (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Company Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Person (including any Governmental Entity) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. “Company Personal Information” means all data or information controlled, owned, stored, used or processed by the Company or any of its Subsidiaries relating to an identified or identifiable customer or natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information (or any other unique identifier or one or more factors specific to the Person’s physical, physiological, mental, economic or social identity), whether such information is in individual or aggregate form and regardless of the media in which it is contained.
4.12    Certain Contracts.
(a)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of the Company or any of its Subsidiaries to compete in any material respect in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on an exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness (other than capital leases) in the principal amount of $500,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, (vi) which involves the purchase of assets or interests, other than in the ordinary course of business, with a purchase price of $500,000 or more in any single case or $500,000 in all such cases, (vii) which involves the sale of assets, other than in the ordinary course of business, with a purchase price of $500,000 or more in any single case or $500,000 in all such cases, or (viii) which involved payments by or to the Company or any of its Subsidiaries in fiscal year 2018 of more than $500,000 or which would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries during fiscal year 2019 of more than $500,000. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a), whether or not set forth in Section 4.12(a) of the Company Disclosure Letter, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries has received written notice of any material violation of a Company Contract by any of the other parties thereto. The Company has made available to the Parent (which requirement may be satisfied by posting such information in the online data room established by the Company prior to the date hereof) all contracts which involved payments by or to the Company or any of its Subsidiaries in fiscal year 2018 of more than $500,000 or which would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries during fiscal year 2019 of more than $500,000 other than any such contract that is terminable at will on one-hundred twenty (120) days or less notice without payment of a penalty in excess of $10,000, and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.
(b)    Except as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.
4.13    Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Consolidated Balance Sheet, (b) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Letter or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement), or (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).
4.14    Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, the restrictions on business combinations set forth in Section 203 of the DGCL. To the Knowledge of the Company, no other state anti-takeover statute or regulation applies to this Agreement or any of the transactions contemplated hereby, including the Merger.

4.15    Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Parent Registration Statement or the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relating only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.
4.16    Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 4.16 of the Company Disclosure Letter sets forth the street addresses of all real property used or held for use in the business of the Company or any of its Subsidiaries, which Company or any of its Subsidiaries leases, operates, occupies, or subleases in connection with such business or upon which any tangible assets of the Company or any of its Subsidiaries are located and all instruments, easements, leases, subleases, options and other material agreements (including all amendments thereto) creating any interest or right in Company or any of its Subsidiaries or any other party in any of the real property specifying the name of the lessor or sublessor (as applicable).
4.17    Title to Property.
(a)    Personal Property. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Company Permitted Liens, except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.
(b)    Leased Property. All material leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property (the “Company Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to result in, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Company Leased Real Property.
(c)    As used herein, “Company Permitted Liens” means (i) Liens disclosed in Section 4.17 of the Company Disclosure Letter, (ii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iii) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (iv) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vi) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
4.18    Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof). All premiums and other payments due under any such policy have been paid.
4.19    Environmental Liability. Neither the Company nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect. During, or, to the Knowledge of the Company, prior to the period of, (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary (including Section 4.11), the representations and warranties of the Company in this Section 4.19 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.

4.20    Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Company Intellectual Property Rights”) as used in their business as presently conducted, each of which is listed in Section 4.20 of the Company Disclosure Letter, except where the failure to have the right to use such Company Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property Right owned by the Company or any of its Subsidiaries, expect for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of the Company in this Section 4.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to intellectual property matters.
4.21    Regulatory Matters.
(a)    Company and each of its Subsidiaries hold (i) all material approvals, authorizations, certificates and licenses issued by the State Regulators that are required for Company and each of its Subsidiaries to conduct its business as presently conducted and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Company or any of its Subsidiaries by a Governmental Entity that are required for Company and each of its Subsidiaries to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Company Licenses”).
(b)    Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Company, there has been no event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c)    The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the rules, regulations, policies, instructions and orders of the State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
4.22    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization involving any employees of the Company, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or terms and conditions of employment, nor is there any strike or other material labor dispute involving its or any of its Subsidiaries’ employees pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(b)    As of the date of this Agreement, there is no written labor or employment-related charge, complaint or claim of any sort against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity.
(c)    Since January 1, 2017, the Company and the Company Subsidiaries have been and are in compliance with (i) all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Company and the Company Subsidiaries under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, any such noncompliance that would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2017, all independent contractors and consultants providing personal services to the Company and the Company Subsidiaries have been properly classified as independent contractors for purposes of all applicable laws, including applicable laws with respect to employee benefits, and all employees of the Company and the Company Subsidiaries have been properly classified under the FLSA.
(d)    Since January 1, 2017, the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and neither the Company nor any of its Subsidiaries is liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.
4.23    Transactions with Affiliates. As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Subsidiaries of the Company, on the one hand, and any Affiliate of the Company (other than the Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
4.24    Withdrawal of Company Registration Statement. On November 5, 2018, the Company caused its Registration Statement on Form S-1 (Registration No. 333-224954) (the “Company Form S-1”) to be withdrawn from the SEC. The Company has provided the Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the NYSE, NASDAQ or any division or affiliate thereof or any other National Securities Exchange (as defined under the Exchange Act), on the other hand, with respect to the Form S-1 or the transactions contemplated therein.
4.25    Acknowledgement of the Company. The Company acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of Parent and its Subsidiaries. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and the Company (a) acknowledges that, other than as set forth in this Agreement, none of Parent, Merger Sub nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by applicable law, that none of Parent, Merger Sub nor any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement.
4.26    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Section 4, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing, including via any online data room) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in (a) Parent’s filings with the SEC required by the Securities Act or the Exchange Act (excluding any disclosures set forth in any section of any such report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (b) in the Disclosure Letter of Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Letter”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Letter relates; provided that (i) disclosure in any section of such Parent Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to result in a Parent Material Adverse Effect), Parent and Merger Sub hereby represent and warrant to the Company as follows:
5.1    Corporate Organization.
(a)    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent and Merger Sub each have all requisite corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary. As used in this Agreement, the term “Parent Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, condition (financial or otherwise) or assets of Parent and its Subsidiaries taken as a whole, or (ii) a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any effect on the Parent or its Subsidiaries (I) relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments as a result of the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, including any action taken (or omitted to be taken) with the written consent of or at the written request of the Company, (B) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its Subsidiaries operate, (C) changes generally affecting the industries in which Parent or its Subsidiaries operate that are not specifically related to Parent and its Subsidiaries and do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole, (C) changes in general economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond and/or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole, (E) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster, or (F) changes in the market price or trading volume of the Parent Common Stock on the NYSE American (it being understood that this clause (F) does not and shall not be deemed to apply to the underlying cause or causes of any such changes); and (II) relating to or arising in connection with, but not materially worse than, Parent’s historical negative financial results and historical negative trends either (A) reflected in the Parent’s financial statements filed with the SEC since January 1, 2017 or (B) discussed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in any of the Parent’s annual reports on Form 10-K or quarterly reports on Form 10-Q filed with the SEC since January 1, 2017.
(b)    The copies of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, and similar organizational documents of each of Parent’s Subsidiaries, which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, all documents and other information posted in the online data room established by Parent prior to the date hereof shall be deemed to have been made available to the Company.
(c)    The minute books of Parent previously made available to the Company contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2017 of the holders of Parent Common Stock and the Parent Board (including committees of the Parent Board) through the date hereof.
5.2    Capitalization.
(a)    The authorized capital stock of Parent consists of 150,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of the close of business on the Capitalization Date, there were 49,813,168, 32, 75, and 525 shares of Parent Common Stock, Parent Series A-2 Convertible Preferred Stock, par value $0.0001 per share (“Parent Series A-2 Preferred Stock”), Parent Series B Preferred Stock, and Parent Series C Preferred Stock outstanding, no Perpetual Series B-1 Preferred Stock or Series D Convertible Preferred Stock Outstanding and 1,324,000 treasury shares outstanding. As of the close of business on the Capitalization Date, no shares of Parent Common Stock or preferred stock were reserved or to be made available for issuance. All of the issued and outstanding shares of Parent Common Stock and preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the Parent Disclosure Letter, (ii) pursuant to any cashless exercise provisions of any options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under Parent’s stock plans and arrangements set forth in Section 5.2(a) of the Parent Disclosure Letter (collectively, and in each case as the same may be amended to the date hereof, the “Parent Common Stock Plans”), and (iii) as set forth elsewhere in this Section 5.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, scrip, rights to subscribe to, purchase rights, conversion rights, exchange rights, equity appreciation rights, phantom stock, profits participation, calls, commitments or agreements of any character (A) calling for the purchase, sale, repurchase, redemption or issuance of any shares of Parent Common Stock, preferred stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of the Parent capital stock (including any rights plan or agreement) or (B) providing a counterparty with redeemable or contingent common stock or a guaranteed return. Section 5.2(a) of the Parent Disclosure Letter sets forth a true, complete and correct list of the aggregate number of shares of Parent Common Stock issuable upon the exercise of each stock option or subject to each restricted stock award and restricted stock unit granted under the Parent Common Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such stock option. Since the Capitalization Date, Parent has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the Parent’s existing stock buyback program (the “Parent Stock Buyback Program”), upon the exercise of employee stock options or under restricted stock units granted prior to such date and disclosed in this Section 5.2(a) or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under the Parent Common Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Parent Common Stock Plans other than the Excluded Parent Restricted Stock Units and the Replacement Parent RSUs.
(b)    The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, all of which are issued and outstanding and are owned, of record and beneficially, solely by Parent.
(c)    Section 5.2(c) of the Parent Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Parent. Neither Parent nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries), with respect to which securities Parent or any of its Subsidiaries has invested (and currently owns) or is required to invest $5,000,000 or more. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Parent’s Subsidiaries free and clear of any Liens and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. There are no restrictions on the Parent with respect to voting the stock of any Subsidiary of the Parent.
5.3    Authority; No Violation.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Required Vote and the accuracy of the representations and warranties of the Company set forth in this Agreement, to consummate the transactions contemplated hereby, including the Reverse Stock Split and New Parent Incentive Plan. The Board of Directors of Parent (the “Parent Board”) at a duly held meeting has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the Reverse Stock Split Charter Amendment, the New Parent Incentive Plan and the Parent Common Stock Issuance, are advisable for and in the best interests of Parent and its stockholders, (ii) approved, subject to the terms of this Agreement, the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including the Merger, the Reverse Stock Split Charter Amendment, the New Parent Incentive Plan, and the Parent Common Stock Issuance, and (iii) subject to Section 7.4, resolved to recommend that the stockholders of the Parent approve this Agreement and the transactions contemplated hereby, including the Merger (including the Certificate of Merger) and the Reverse Stock Split Charter Amendment, the New Parent Incentive Plan and the Parent Common Stock Issuance in connection with the Merger (the recommendation contemplated by this clause (iii) being referred to as the “Parent Recommendation”), and directed that such matter be submitted for consideration by Parent’s stockholders at the Parent Stockholder Meeting. None of the aforesaid actions by the Parent Board has been amended, rescinded or modified as of the date of this Agreement. Except for the approval of the (i) Merger, Reverse Stock Split Charter Amendment, New Parent Incentive Plan and Parent Common Stock Issuance by the affirmative vote of the holders of a majority of the total number of votes represented by the Parent’s outstanding shares of (a) Parent Common Stock and (b) Parent Series A-2 Preferred Stock, Parent’s 0% Series B Convertible Preferred Stock, par value $0.0001 per share (the “Parent Series B Preferred Stock”), and Parent’s 0% Series C Convertible Preferred Stock, par value $0.0001 per share (the “Parent Series C Preferred Stock”), each voting on an as converted basis in accordance with its terms, and, in the case of the foregoing clauses (a) and (b), which are entitled to vote thereon; and (ii) Merger and Parent Common Stock Issuance by the affirmative vote of a majority of the outstanding shares of the Parent Series B Preferred Stock and Parent Series C Preferred Stock, respectively, including, in each case, the Lead Investor (as defined in the applicable Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions for such series of Parent preferred stock) (collectively, the “Parent Required Vote”) and Parent’s voting of the outstanding capital stock of Merger Sub as required by Section 7.10, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.
(b)    Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, Reverse Stock Split Charter Amendment, New Parent Incentive Plan and Parent Common Stock Issuance, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or any of the similar governing documents of any of Parent’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the issuance, purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.
5.4    Consents and Approvals. No Consents of or from, or filings or registrations with, any Governmental Entity or with any third Person are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, the Reverse Stock Split, New Parent Incentive Plan and the Parent Common Stock Issuance, except for any Consents from, or registrations, declarations, notices or filings made to or with any Governmental Entity (including any State Regulator and local cable or internet franchise authorities) (other than with respect to securities, antitrust, competition, trade regulation or similar laws), in each case as may be required in connection with this Agreement, the Merger, the Reverse Stock Split, New Parent Incentive Plan or Parent Common Stock Issuance or the other transactions contemplated by this Agreement and are required with respect to mergers, business combinations or changes in control of telecommunications/digital networking companies generally, (c) the filing with the SEC of the Proxy Statement/Prospectus as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (d) the filing of the Reverse Stock Split Charter Amendment, Certificate of Merger and related certificates with the Delaware Secretary pursuant to the DGCL, (e) such filings and approvals as may be required to be made under the state blue sky or securities laws or various states in connection with the Reverse Stock Split, New Parent Incentive Plan and Parent Common Stock Issuance, (f) such filings as may be required to (i) cause the shares of Parent Common Stock to be issued pursuant this Agreement to be approved for listing on the NYSE American and (ii) if required by the NYSE American, receive all necessary approval for the Merger and the other transactions contemplated by this Agreement under Section 341 of the NYSE American Company Guide, (g) other consents or approvals of, or filings or registrations with, Governmental Entities or third parties, and (h) such other Consents which if not obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
5.5    SEC Filings. Parent has timely furnished or filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be furnished or filed by it with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Parent SEC Reports”). None of Parent’s Subsidiaries

is required to file or furnish reports with the SEC pursuant to the Exchange Act. Each of the Parent SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Parent SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of the Parent, as of the date hereof, none of the Parent SEC Reports is subject to ongoing SEC review. “Knowledge of the Parent” means the actual knowledge of the directors and executive officers of Parent listed in Section 5.5 of the Parent Disclosure Letter. The directors and executive officers of the Parent listed in Section 5.5 of the Parent Disclosure Letter shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.
5.6    Financial Statements.
(a)    Each of the financial statements included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable), fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)    Parent (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange

Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(c)    From January 1, 2017 to the date of this Agreement, (i) neither the Parent nor any Subsidiary of the Parent nor, to the Knowledge of Parent (as defined below), any director, officer, auditor, accountant or representative of the Parent or any of the Subsidiaries of the Parent has received any written complaint, allegation, assertion or claim that the Parent or any of the Subsidiaries of the Parent has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Parent and the Subsidiaries of the Parent, taken as a whole, and (ii) no attorney representing the Parent or any Subsidiary of the Parent has made a report to the Parent’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205).
5.7    Broker’s Fees. Neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective officers or directors on behalf of the Parent or any of the Parent’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. For clarity, a financial advisor retained by the Parent in connection with the transactions contemplated by this Agreement and described in Section 5.7 of the Parent Disclosure Letter shall not be considered to be a “broker” or “finder” for purposes of this Section 5.7.
5.8    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Except as contemplated by this Agreement or permitted under Section 6.3, since December 31, 2017, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither the Parent nor any of its Subsidiaries has engaged in any material transaction that was not in the ordinary course of business consistent with past practice.
(c)    Since December 31, 2017, there has been no incident of damage, destruction or loss of any property owned by the Parent or any of its Subsidiaries or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000. Without limiting the generality of the foregoing, since December 31,

2017 and through the date of this Agreement, neither the Parent nor any of its Subsidiaries has taken any action that would have been prohibited by Section 6.1 or 6.3 if it had been taken after the date hereof and prior to the Closing Date.
5.9    Legal Proceedings.
(a)    Neither Parent, Merger Sub nor any of their respective Affiliates is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims or actions (i) against Parent, Merger Sub or any of Parent’s Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Affiliates or the assets of Parent, Merger Sub or any of their respective Affiliates which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
5.10    Taxes.
(a)    (i) Each of Parent and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) timely paid all Taxes due and payable by it (including taxes required to be withheld by it and regardless of whether shown as due on such Tax Returns), or, in the case of Taxes not yet due and payable, established an adequate accrual in accordance with GAAP on its financial statements for the payment of all such Taxes (excluding any accrual for deferred Taxes established to reflect timing differences between book and Tax income); and (ii) there are no Liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
(b)    There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.
(c)    Neither the Parent nor any of its Subsidiaries will be required, as a result of a change in accounting method, an installment sale or an open transaction for, or during, a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning on or after the Effective Time.

(d)    Neither the Parent nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity contract or arrangement, (ii) has been a member of an “affiliated group” (other than a group the common parent of which is the Parent) filing a consolidated federal income tax return, or (iii) has had any liability for Taxes of any Person (other than the Parent and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor, by contract or otherwise.
(e)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to Parent or any of its Subsidiaries.
(f)    Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(g)    Neither Parent nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment or payment of, any Tax, which waiver or extension has not since expired.
(h)    Neither the Parent nor any of its Subsidiaries has “participated”, within the meaning of Treasury Regulations Section 1.6011-4(c)(3), in any of the transactions described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).
(i)    Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that prevents, or would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
5.11    Employee Benefit Plans.
(a)    Section 5.11(a) of the Parent Disclosure Letter sets forth a true and complete list or description of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA, Sections 3(1) and 3(2), each other compensation, consulting, employment agreement, each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind (whether oral or written, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated) covering current or former employees, directors, or independent contractors of the Parent or the Subsidiaries which the Parent or the Subsidiaries maintain or are required to contribute to as of the date of this Agreement (collectively, the “Parent Benefit Plans”). Copies of the Parent Benefit Plan documents (and, if applicable, related trust or funding agreements, insurance policies and service provider agreements) and all amendments not already incorporated thereto and written descriptions if not reduced to a written document, have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) required to be filed, the most recent summary plan description and the most recent IRS determination letter or opinion letter issued with respect to any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(b)    Neither the Parent nor any entity that would have ever been considered as a single employer with the Parent or part of the same “controlled group” as the Parent for purposes of Section 414(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) has ever maintained, contributed to or been required to contribute to any Parent Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) is a “welfare benefit plan” as defined in Section 3(1) of ERISA that provides for post-retirement medical, life insurance or other welfare-type benefits to any former employees of the Parent (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law regarding medical continuation coverage), (iv) is a “multiple employer plan” as defined in Section 413(c) of the Code or (v) is a “multiple employer welfare arrangement” within the meaning of 3(40)(A) of ERISA.
(c)    The Parent Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code are subject to a favorable determination or opinion letter from the IRS (or are entitled to rely on such a letter issued to the provider of a master, prototype, volume submitter or similar plan) and, to the Knowledge of the Parent, nothing has occurred that is expected to result in the revocation of such qualified status by the IRS.
(d)    The Parent Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.
(e)    As of the date of this Agreement, there are no suits, actions, disputes, claims (other than routine claims for benefits) or arbitrations, or any audits, examinations or administrative proceedings before any Governmental Entity pending or, to the Knowledge of the Parent, threatened with respect to any Parent Benefit Plan or any related trust or other funding medium thereunder or with respect to the Parent in its capacity as the plan sponsor or fiduciary thereof, and no Parent Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System, nor under the Department of Labor’s Delinquent Filer Voluntary Compliance Program, and the Parent does not anticipate any such submission of any Parent Benefit Plan.
(f)    Neither the Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any fiduciary, trustee, or administrator of any Parent Benefit Plan or Parent ERISA Affiliate, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction that would be a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(g)    The execution of this Agreement and the consummation of the transaction contemplated by this Agreement will not result in a “partial termination” of any Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code.
(h)    All contributions required to be made under the terms of any Parent Benefit Plan, or applicable law, with respect to any period ending prior to the date of this Agreement have been paid or have been timely accrued on the audited financial statements to the extent required by GAAP, and none of the Parent Benefit Plans has any material unfunded liabilities as of the date of this Agreement that are not so reflected in such audited financial statements.
(i)    Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has at all times been operated in compliance in all respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder and (ii) either (A) has at all times been in a form which complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions comply with the requirements of Section 409A of the Code. No payment to be made under any Parent Benefit Plan is, or to the Knowledge of the Parent, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(j)    The per share exercise price of each Parent Stock Option is no less than the fair market value of a share of Parent Common Stock on the date of grant of such Parent Stock Option, determined in a manner consistent with Section 409A of the Code.
(k)    Each Parent Benefit Plan maintained, sponsored or contributed to for the benefit of employees located outside the United States (each, a “Parent Non-U.S. Plan”) (A) complies in all material respects with applicable law, (B) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Parent Non-U.S. Plan is intended to be funded and/or book-reserved, (C) has been registered to the extent required, and has been maintained in good standing with applicable governmental authorities, and (D) if intended to qualify for special Tax treatment, meets all requirements for such treatment. No Parent Non-U.S. Plan contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada) or otherwise provided any defined benefit pensions. Neither the Parent nor any of its Subsidiaries, nor any of their respective agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Parent Non-U.S. Plan. None of the Parent Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees. All employee data necessary to administer each Parent Non-U.S. Plan in accordance with its terms and conditions and all applicable laws is in possession of the Parent and its Subsidiaries and such data is complete, correct, and in a form which is sufficient for the proper administration of such Parent Non-U.S. Plan.
(l)    The Parent and its Subsidiaries have, for purposes of each Parent Benefit Plan and for all other purposes, correctly classified in all material respects all individuals performing services to the Parent and/or its Subsidiaries as common law employees, leased employees, or independent contractors, as applicable.
(m)    The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Parent Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Parent, its Subsidiaries or any Parent ERISA Affiliate, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Parent Benefit Plan, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Parent Benefit Plan, (iv) directly or indirectly cause the Parent, its Subsidiaries or any Parent ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Parent, its Subsidiaries or any Parent ERISA Affiliate. There are no contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to the Parent or any of its Subsidiaries under Section 280G of the Code.
5.12    Compliance With Applicable Law.
(a)    Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.
(b)    The Parent and each of its Subsidiaries (i) is, and since January 1, 2017 has been, in compliance with (A) all written policies of the Parent and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Parent or any of its Subsidiaries (the “Parent Privacy Policy”), and (B) all applicable laws pertaining to privacy, data protection, user data or Parent Personal Information; and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Parent Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Parent Personal Information maintained by or on behalf of the Parent or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. No Person (including any Governmental Entity) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Parent Personal Information maintained by or on behalf of any of the Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Parent Privacy Policy or any law pertaining to privacy, data protection user data or Parent Personal Information, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. “Parent Personal Information” means all data or information controlled, owned, stored, used or processed by the Parent or any of its Subsidiaries relating to an identified or identifiable customer or natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information (or any other unique identifier or one or more factors specific to the Person’s physical, physiological, mental, economic or social identity), whether such information is in individual or aggregate form and regardless of the media in which it is contained.
(c)    Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Parent is in compliance with the applicable listing standards of the NYSE American, including those related to corporate governance.
5.13    Certain Contracts.
(a)    Neither the Parent nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which restricts the rights of the Parent or any of its Subsidiaries to compete in any material respect in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Parent or any of its Subsidiaries to offer specified products or services to their customers on an exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness (other than capital leases) in the principal amount of $500,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Parent or its Subsidiaries, (vi) which involves the purchase of assets or interests, other than in the ordinary course of business, with a purchase price of $500,000 or more in any single case or $500,000 in all such cases, (vii) which involves the sale of assets, other than in the ordinary course of business, with a purchase price of $500,000 or more in any single case or $500,000 in all such cases, or (viii) which involved payments by or to the Parent or any of its Subsidiaries in fiscal year 2018 of more than $500,000 or which would reasonably be expected to involve payments by or to the Parent or any of its Subsidiaries during fiscal year 2019 of more than $500,000. Each contract, arrangement, commitment or understanding of the type described in this Section 5.13(a), whether or not set forth in Section 5.13(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Contract”, and neither the Parent nor any of its Subsidiaries has received written notice of any material violation of a Parent Contract by any of the other parties thereto. The Parent has made available to the Company (which requirement may be satisfied by posting such information in the online data room established by the Parent prior to the date hereof) all contracts which involved payments by or to the Parent or any of its Subsidiaries in fiscal year 2018 of more than $500,000 or which would reasonably be expected to involve payments by or to the Parent or any of its Subsidiaries during fiscal year 2019 of more than $500,000 other than any such contract that is terminable at will on one-hundred twenty (120) days or less notice without payment of a penalty in excess of $10,000, and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.3.
(b)    Except as would not reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Contract is valid and binding on Parent and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of Parent, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.
5.14    Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Parent Disclosure Letter or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement), or (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).
5.15    Environmental Liability. Neither Parent nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of Parent, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, which liability or obligation would reasonably be expected to result in a Parent Material Adverse Effect. During, or, to the Knowledge of Parent, prior to the period of, (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary (including Section 5.12), the representations and warranties of Parent in this Section 5.15 constitute the sole representations and warranties of Parent with respect to any matter (including any liability) relating to Environmental Laws.

5.16    Intellectual Property. Parent and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Parent Intellectual Property Rights”) as used in their business as presently conducted, each of which is listed in Section 5.16 of the Parent Disclosure Letter, except where the failure to have the right to use such Parent Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to result in a Parent Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Parent, threatened that Parent or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of Parent or any of its Subsidiaries with respect to any Parent Intellectual Property Right owned by Parent or any of its Subsidiaries, expect for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of Parent in this Section 5.16 constitute the sole representations and warranties of Parent with respect to any matter (including any liability) relating to intellectual property matters.
5.17    Regulatory Matters.
(a)    Parent and each of its Subsidiaries hold (i) all material approvals, authorizations, certificates and licenses issued by the State Regulators that are required for Parent and each of its Subsidiaries to conduct its business as presently conducted and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Parent or any of its Subsidiaries by a Governmental Entity that are required for Parent and each of its Subsidiaries to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Parent Licenses”).
(b)    Each Parent License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. No Parent License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there has been no event, condition or circumstance that would preclude any Parent License from being renewed in the ordinary course (to the extent that such Parent License is renewable by its terms), except where the failure to be renewed would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    The licensee of each Parent License is in compliance with each Parent License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the rules, regulations, policies, instructions and orders of the State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
5.18    Labor Matters.
(a)    Neither the Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization involving any employees of the Parent, nor is the Parent or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Parent or any such Subsidiary to bargain with any labor organization as to wages or terms and conditions of employment, nor is there any strike or other material labor dispute involving its or any of its Subsidiaries’ employees pending or, to the Knowledge of the Parent, threatened, nor, to the Knowledge of the Parent, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(b)    As of the date of this Agreement, there is no written labor or employment-related charge, complaint or claim of any sort against the Parent or any Subsidiary of the Parent pending or, to the Knowledge of the Parent, threatened before any Governmental Entity.
(c)    Since January 1, 2017, the Parent and the Parent Subsidiaries have been and are in compliance with (i) all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Parent and the Parent Subsidiaries under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, any such noncompliance that would not, individually or in the aggregate, have, or would reasonably be expected to have, a Parent Material Adverse Effect. Since January 1, 2017, all independent contractors and consultants providing personal services to the Parent and the Parent Subsidiaries have been properly classified as independent contractors for purposes of all applicable laws, including applicable laws with respect to employee benefits, and all employees of the Parent and the Parent Subsidiaries have been properly classified under the FLSA.
(d)    Since January 1, 2017, the Parent and its Subsidiaries have complied with all applicable laws, rules and regulations relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and neither the Parent nor any of its Subsidiaries is liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.
5.19    Real Property. Neither the Parent nor any of its Subsidiaries owns any real property. Section 5.19 of the Parent Disclosure Letter sets forth the street addresses of all real property used or held for use in the business of the Parent or any of its Subsidiaries, which Parent or any of its Subsidiaries leases, operates, occupies, or subleases in connection with such business or upon which any tangible assets of the Parent or any of its Subsidiaries are located and all instruments, easements, leases, subleases, options and other material agreements (including all amendments thereto) creating any interest or right in Parent or any of its Subsidiaries or any other party in any of the real property specifying the name of the lessor or sublessor (as applicable).
5.20    Title to Property.
(a)    Personal Property. The Parent and its Subsidiaries have good and valid title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Parent Permitted Liens, except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect. With respect to personal property used in the business of the Parent and its Subsidiaries which is leased rather than owned, neither the Parent nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Leased Property. All material leases of real property and all other leases material to the Parent and its Subsidiaries under which the Parent or a Subsidiary, as lessee, leases real or personal property (the “Parent Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Parent or such Subsidiary or, to the Knowledge of the Parent, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Parent or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to result in, in the aggregate, a Parent Material Adverse Effect, to the Knowledge of the Parent, there does not exist any condemnation or eminent domain proceeding that affects any Parent Leased Real Property.
As used herein, “Parent Permitted Liens” means (i) Liens disclosed in Section 5.20 of the Parent Disclosure Letter, (ii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iii) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (iv) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (v) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vi) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.21    Transactions with Affiliates. As of the date of this Agreement, there are no, and there are not and have not been since January 1, 2017 any transactions, or series of related transactions, agreements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed at the times they would be required to be disclosed pursuant to the Securities Act and the rules and regulations promulgated thereunder in the Parent’s filings with the SEC prior to the date of this Agreement.
5.22    Insurance. The Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Parent reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. The Parent and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Parent Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof). All premiums and other payments due under any such policy have been paid.
5.23    Parent Information. The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent for inclusion in the Parent Registration Statement or the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Parent Registration Statement and the Proxy Statement/Prospectus (except for such portions thereof as they relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the Exchange Act.
5.24    No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of such Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
5.25    Ownership of Company Common Stock; No Other Agreements. Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Merger. None of Parent, Merger Sub, or any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.
5.26    Opinion of Financial Advisor. The Board of Directors of Parent has received an opinion of B. Riley FBR, financial advisor to the Parent, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Parent Common Stock. It is agreed and understood that such opinion was issued solely for the benefit of the Board of Directors of Parent and may not be relied on by the Company.
5.27    Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Company set forth in Section 4, the Parent Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, the restrictions on business combinations set forth in Section 203 of the DGCL. To the Knowledge of the Parent, no other state anti-takeover statute or regulation applies to this Agreement or any of the transactions contemplated hereby, including the Merger.
5.28    Acknowledgement of Parent. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.
5.29    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 5, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to the Parent, Parent’s Subsidiaries, Merger Sub or the transactions contemplated by this Agreement, and Parent disclaims any other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Section 5, each of Parent and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing, including via any online data room) to the Company or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of Parent or any of its Affiliates).

6.	COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1    Conduct of Business of the Company and Parent Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, including pursuant to Sections 6.2 and 6.3, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees.
6.2    Company Forbearances. Except (i) as set forth in Section 6.2 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, rule or regulation, or by any Governmental Entity, (iv) as required by a Company Benefit Plan or any agreement in effect on the date hereof of which Parent has been notified and provided a true and correct copy prior to the date of this Agreement, and (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that any wholly owned Subsidiary of the Company may declare and pay dividends to its parent and other wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of stock options or vesting of restricted Company Common Stock outstanding as of the date hereof or permitted to be issued under this Section 6.2 or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations or to pay any applicable exercise price under the Company Stock Plans or as required by Section 8.2(g)), or (iv) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement (except pursuant to the issuance of shares of Company Common Stock as a result of the Company Private Placements, the issuance of Financing Warrants and other convertible securities in the Company Private Placements, or the exercise of outstanding Company Warrants and stock options or vesting or settlement of awards under the Company Stock Plans outstanding as of the date hereof or permitted to be issued under this Section 6.2);
(b)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice and (iv)

sales of immaterial assets which involve the sale of assets with a purchase price of $250,000 or less in any single case or $250,000 in all such cases;
(c)    make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (i) as otherwise permitted by this Section 6.2 and (ii) other acquisitions in the ordinary course of business and, in any case, involving consideration in an aggregate amount not in excess of $2,000,000;
(d)    enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract;
(e)    other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as provided by any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation except pursuant to the terms of any Company Benefit Plan), (ii) pay any severance other than in the ordinary course of business consistent with past practice or (iii) except as may be required, or advisable, to comply with applicable law or contract, amend, establish or enter into any Company Benefit Plan, or other pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;
(f)    take any action or make any communication, including with the SEC, with the purpose or intention of (i) reinstating the Company Form S-1 or (ii) filing with the SEC a registration statement, whether confidentially or otherwise, for the registration of any Company securities;
(f)    amend its Certificate of Incorporation, bylaws or similar governing documents or similar organizational documents of any of Subsidiary of the Company;
(g)    enter into any new material line of business outside of its existing business;
(h)    assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit issued by any Governmental Entity or any State Regulator;
(i)    incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, in each case, except in the ordinary course of business consistent with past practice;
(j)    make or change any material Tax election or settle or compromise any material Tax liability of the Company or any of its Subsidiaries;

(k)    make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;
(l)    effect or permit, with respect to the Company and any Subsidiary of the Company, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;
(m)    account for, manage or treat accounts receivable (including accelerating the collection thereof) or accounts payable (including delaying the payment thereof) in any manner other than in the in the ordinary course of business consistent with past practice;
(n)    except as permitted by this Agreement, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied; or
(o)    agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 6.2.
6.3    Parent Forbearances. Except (i) as set forth in Section 6.3 of the Parent Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, rule or regulation, or by any Governmental Entity, (iv) as required by a Parent Benefit Plan or any agreement in effect on the date hereof of which the Company has been notified and provided a true and correct copy prior to the date of this Agreement, and (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:
(a)    (i) adjust, split, combine or reclassify its capital stock (other than pursuant to the Reverse Stock Split), (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that any wholly owned Subsidiary of the Parent may declare and pay dividends to its parent and other wholly owned Subsidiaries of the Parent, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the Parent Stock Buyback Program, the exercise of Parent Stock Options or vesting of Parent Restricted Shares or Parent Restricted Stock Units outstanding as of the date hereof or permitted to be issued under this Section 6.3 or pursuant to the surrender of shares to the Parent or the withholding of shares by the Parent to cover tax withholding obligations or to pay any applicable exercise price under the Parent Common Stock Plans), or (iv) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except (i) pursuant to the exercise of stock options or vesting or settlement of awards under the Parent Common Stock Plans outstanding as of the date hereof, (ii) the award, following the date of this

Agreement, by the compensation committee of the Parent Board of Parent Restricted Stock Units utilizing shares of Parent Common Stock returned to a Parent Common Stock Plan as a result of Parent Restricted Stock Units outstanding as of the date of this Agreement that expire prior to the Closing pursuant to their terms (such awards being referred to herein as “Replacement Parent RSUs”), or (iii) as otherwise permitted to be issued under this Section 6.3), any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement;
(b)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice and (iv) sales of immaterial assets which involve the sale of assets with a purchase price of $250,000 or less in any single case or $250,000 in all such cases;
(c)    make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Parent, except (i) as otherwise permitted by this Section 6.3 and (ii) other acquisitions in the ordinary course of business and, in any case, involving consideration in an aggregate amount not in excess of $250,000;
(d)    other than the entry into a new lease for office space in Denver, Colorado (with monthly rent equal to or less than the Parent’s existing lease), enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Parent Contract;
(e)    other than Replacement Parent RSUs and general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as provided by any agreement in effect on the date hereof (true and correct copies of which have been delivered to the Company prior to the date of this Agreement), (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation except pursuant to the terms of any Parent Benefit Plan), (ii) pay any severance other than in the ordinary course of business consistent with past practice or (iii) except as may be required, or advisable, to comply with applicable law or contract, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;
(f)    amend its Certificate of Incorporation (except for the Reverse Stock Split Charter Amendment), bylaws or similar governing documents or similar organizational documents of any of Subsidiary of the Parent;

(g)    enter into any new material line of business outside of its existing business;
(h)    assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit issued by any Governmental Entity or any State Regulator;
(i)    incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, in each case, except in the ordinary course of business consistent with past practice;
(j)    make or change any material Tax election or settle or compromise any material Tax liability of the Parent or any of its Subsidiaries;
(k)    make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;
(l)    effect or permit, with respect to the Parent and any Subsidiary of the Company, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;
(m)    account for, manage or treat accounts receivable (including accelerating the collection thereof) or accounts payable (including delaying the payment thereof) in any manner other than in the in the ordinary course of business consistent with past practice;
(n)    except as permitted by this Agreement, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied; or
(o)    agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 6.3.

7.	ADDITIONAL AGREEMENTS
7.1    Company Term Loan Term Sheet. The Company shall use commercially reasonable efforts to obtain and deliver to the Parent, within ten (10) days after the execution of this Agreement, a signed loan term sheet from a lending institution providing for a credit facility or credit facilities (collectively, the “Credit Facility”) totaling at least $16,000,000 (the “Target Loan Amount”), including a maximum of $8,000,000 on a subordinated term loan with an annual interest rate not to exceed 12% and $8,000,000 on an accounts receivable line with an annual interest rate not to exceed 5% (creating a weighted average interest rate of not more than 8.5% per annum, and referred to herein as the “Target Blended Interest Rate”), and including all other material terms and conditions of the Credit Facility, with a closing date for the Credit Facility of no later than ninety days after Closing, and providing that the Credit Facility will be available to be fully drawn immediately following the Closing of the Credit Facility (the “Term Sheet”).

7.2    Company Private Placements. Prior to the Closing, the Company shall have conducted one or more offerings of shares of Company Common Stock or other securities convertible into Company Common Stock to “accredited investors” within the meaning of Rule 501 under the Securities Act in private placements intended to be exempt from registration under Section 4(a)(2) of the Securities Act (the “Company Private Placements”). The Company shall use commercially reasonable efforts to raise aggregate cash proceeds in the Company Private Placements of at least $5,000,000 after payment of all expenses, discounts, fees and commissions associated with such private placements (the “Target Net Proceeds”). The cash proceeds raised in the Company Private Placements may also include cash proceeds received prior to Closing from the issuance of any warrants or other convertible securities in the Company Private Placements or through the exercise or conversion of such securities by their holders. The net cash proceeds raised in the Company Private Placements shall be released in full to the Company no later than the date of Closing. In the event that the Company raises net cash proceeds in the Company Private Placements that are less than the Target Net Proceeds, the difference between the Target Net Proceeds and the net cash proceeds actually raised is referred to herein as the “Target Net Proceeds Shortfall.” None of Parent or any Subsidiary or Affiliate of Parent (including Merger Sub) shall acquire Company Common Stock or securities of the Company convertible in to Company Common Stock in connection with the Company Private Placements. Further, the Company will obtain an executed support agreement, substantially in the form attached hereto as Exhibit C, dated as of the date of the Company Private Placement, from such purchasers of Company securities in a Company Private Placement necessary (the “Company Private Placement Support Parties”) in order for (1) the ratio of the shares of Company capital stock represented by such support agreements together with Company capital stock represented by the Company Support Agreements to the then outstanding shares of Company capital stock on an as converted and fully-diluted basis (the “Prospective Ratio”) to equal (2) the ratio of shares of Company capital stock represented by the Company Support Agreements to the outstanding shares of Company capital stock on the date hereof an as converted and fully-diluted basis (the “Current Ratio”); provided that, in no event will the Prospective Ratio exceed the Current Ratio and the Company may obtain support agreements for one or more purchasers in the Company Private Placement for less than all of their shares of Company capital stock to ensure that the Prospective Ratio does not exceed the Current Ratio.
7.3    Proxy Statement/Prospectus; Parent Registration Statement; Other Filings. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them:
(a)    prepare and file with the SEC as soon as is reasonably practicable (i) joint proxy materials of the Company and Parent (the “Proxy Statement/Prospectus”) under the Exchange Act with respect to the Company Stockholder Meeting and the Parent Stockholder Meeting, and (ii) a Registration Statement on Form S-4 or other appropriate form under the Securities Act (the “Parent Registration Statement”) with respect to the issuance of shares of Parent Common Stock pursuant to this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Common Stock Issuance”), in which the Proxy Statement/Prospectus shall be included as a prospectus;

(b)    use commercially reasonable efforts to have, as promptly as practicable, (i) the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and (ii) the Parent Registration Statement declared effective by the SEC under the Securities Act and kept effective at all times thereafter through the Effective Time in order to permit consummation of the Merger;
(c)    cause the Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Parent Registration Statement is declared effective under the Securities Act;
(d)    if either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Parent Registration Statement or the Proxy Statement/Prospectus, (i) promptly inform the other party thereof, (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on the amendment or supplement to the Parent Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC, (iii) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC, and (iv) cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent;
(e)    take all such action as shall be required under applicable state blue sky or securities laws in connection with the transactions contemplated by this Agreement, including the Parent Common Stock Issuance;
(f)    (i) cause the shares of Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the Effective Time, and (ii) receive all necessary approval for the Merger and the other transactions contemplated by this Agreement under Section 341 of the NYSE American Company Guide; and
(g)    cooperate with each other in determining whether any filings are required to be made or Consents are required to be obtained in any foreign jurisdiction prior to the Effective Time in connection with the transactions contemplated by this Agreement, including the Merger, Reverse Stock Split and the Parent Common Stock Issuance, and in making any such filings promptly and in seeking to obtain timely any such consents.
7.4    Stockholder Meetings.
(a)    Following the clearance of the Proxy Statement/Prospectus by the SEC and subject to the other provisions of this Agreement, the Company shall, as soon as reasonably practicable thereafter, (i) mail the Proxy Statement/Prospectus to the Company Stockholders and (ii) duly and promptly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby, including the Merger. Subject to Section 7.10, the Company Board shall make the Company Recommendation and the Proxy Statement/Prospectus shall include the Company Recommendation. Subject to Section 7.10, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger.

Notwithstanding any other provision hereof, the Company may postpone or adjourn the Company Stockholder Meeting any number of times (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of Company Common Stock in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting.
(b)    Notwithstanding any Change of Recommendation by the Company Board pursuant to Section 7.10, the Company shall submit this Agreement to the Company Stockholders for consideration at the Company Stockholder Meeting unless this Agreement is terminated in accordance with Section 9 prior to the Company Stockholder Meeting. Without the prior written consent of Parent, the consideration of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the Company Stockholders in connection with the consideration of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting.
(c)    Following the clearance of the Proxy Statement/Prospectus by the SEC and subject to the other provisions of this Agreement, Parent shall, as soon as reasonably practicable thereafter, (i) mail the Proxy Statement/Prospectus to the Parent’s stockholders and (ii) duly and promptly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of voting upon the approval of the Merger, Reverse Stock Split Charter Amendment, New Parent Incentive Plan and Parent Common Stock Issuance. Subject to Section 7.10, the Parent Board shall make the Parent Recommendation and the Proxy Statement/Prospectus shall include the Parent Recommendation. Subject to Section 7.10, Parent will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Reverse Stock Split Charter Amendment, New Parent Incentive Plan and the Parent Common Stock Issuance. Notwithstanding any other provision hereof, Parent may postpone or adjourn the Parent Stockholder Meeting any number of times (i) with the consent of the Company, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of Parent Common Stock in favor of the approval of the Merger, Parent Common Stock Issuance, Reverse Stock Split Charter Amendment or New Parent Incentive Plan, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting.
7.5    Reverse Stock Split Charter Amendment Filings.
(a)    After obtaining stockholder approval of the Reverse Stock Split Charter Amendment by the Parent Required Vote, the Parent shall promptly, but in any event no later three (3) Business Days before the Effective Time, unless a different time is agreed to by the Parent and the Company, execute and cause to be filed with the Delaware Secretary of State and become effective under the DGCL, the Reverse Stock Split Charter Amendment, which Reverse Stock Split Charter Amendment shall effect the Reverse Stock Split in accordance with the DGCL.
7.6    Access to Information.
(a)    Upon reasonable prior notice and subject to applicable law, each of Parent and the Company shall, and shall cause each of their Subsidiaries to, afford to the directors, officers, managers, members, partners, employees, investment bankers, advisors, consultants, accountants, counsel, agents and representatives (collectively “Representatives”) of the other party access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Parent or the Company and their Subsidiaries, and, during such period, Parent and the Company shall, and shall cause their Subsidiaries to, make available to Parent or the Company, as applicable all information concerning its business, properties and personnel as Parent or the Company may reasonably request. At the request of Parent or the Company, the other party shall use its commercially reasonable efforts to comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data rooms established by each of the Company and Parent prior to the date hereof. Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries, on the one hand, nor Parent nor any of its Subsidiaries on the other hand, shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of its customers or employees, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene, violate or breach any law, rule, regulation, order, judgment, decree or fiduciary duty or any binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (D) be adverse to its interests in any pending or threatened litigation between the parties hereto over the terms of this Agreement.
(b)    All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Mutual Non-Disclosure and Confidentiality Agreement, dated July 26, 2018, between Parent and the Company (the “Confidentiality Agreement”). The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 7.6(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Section 4. Parent makes no representation or warranty as to the accuracy of any information provided pursuant to Section 7.6(a), and Company may not rely on the accuracy of any such information, other than as expressly set forth in Parent and Merger Sub’s representations and warranties contained in Section 5.
7.7    Further Actions.
(a)    Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement; and (ii) to promptly prepare, file and provide to third parties and Governmental Entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger, Reverse Stock Split, New Parent Incentive Plan and Parent Common Stock Issuance, to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material permits, Consents, registrations, authorizations and exemptions of or from all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger, Reverse Stock Split Charter Amendment, New Parent Incentive Plan and Parent Common Stock Issuance, and to comply with the terms and conditions of all such permits, Consents, registrations, authorizations and exemptions of all such third parties and Governmental Entities. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, stockholders and Representatives and such other matters as may be reasonably necessary or advisable in connection with any application, statement, notice, petition, registration, request, declaration or filing made or provided by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with this Agreement, the Merger, Reverse Stock Split, Reverse Stock Split Charter Amendment, New Parent Incentive Plan and Parent Common Stock Issuance and the other transactions contemplated by this Agreement.
(b)    In furtherance and not in limitation of Section 7.7(a), each of Parent and the Company shall (i) promptly following the date hereof make or cause to be made, in consultation and cooperation with the other, all registrations, declarations, filings, applications and other notices and submissions required to be filed with or submitted to any State Regulators in order to obtain all required Consents from the State Regulators as soon as practicable and (ii) promptly take all other appropriate actions reasonably necessary, proper or advisable to obtain such required Consents from the State Regulators as soon as practicable.
(c)    If any objections are asserted with respect to the transactions contemplated hereby under any applicable Regulatory Law, or if any legal proceeding, whether judicial or administrative, is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violating any Regulatory Law, each party shall use its commercially reasonable efforts to (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement and the transactions contemplated hereby and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Entity to block consummation of this Agreement and the transactions contemplated hereby, including by defending any legal proceeding, whether judicial or administrative, brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity may have to such transactions under any applicable Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications/digital networking industry or otherwise, through merger or acquisition, (B) the Communications Act of 1934, as amended, or the rules, regulations, written policies and orders of the Federal Communications Commission or any similar state telecommunications laws and the rules, regulations, written policies and orders of State Regulators and (C) any other applicable laws, rules, regulations, practices and orders of any other Governmental Entities regulating competition and/or the telecommunication, data communications and digital networking industries.
(d)    Each of Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall keep the other party promptly informed of any material communication regarding any of the transactions contemplated hereby in connection with any filings, investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby pursuant to any Regulatory Law with respect to which any such filings have been made, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Entity, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entities relating to the transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material oral communications with any Governmental Entity regarding the transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the transactions contemplated hereby, (vi) provide each other (or outside counsel of each party hereto, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the transactions contemplated hereby and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(c) and Section 8.1(d).
(e)    Nothing in this Section 7.7 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 7.10 or are required to take under applicable law.
7.8    Employees; Employee Benefit Plans.
(a)    Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its

Subsidiaries (the “Continuing Employees”), full credit for purposes of determining eligibility and vesting (but not for purposes of any benefit accruals) under any Parent Benefit Plans or other arrangements maintained by Parent, including, but not limited to, vacation and paid time off accruals (other than any defined benefit or equity-based plans) (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its Subsidiaries or otherwise not subject to a limitation by the Company and its Subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage of any Continuing Employee occurs; and (iv) honor in accordance with their terms all Company Benefit Plans or arrangements or collective bargaining agreements maintained by the Company immediately prior to the Effective Time.
(b)    From a period of one (1) year from and after the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to the Continuing Employees levels of compensation and benefit arrangements that are no less favorable in the aggregate than either the (i) levels of compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time or (ii) the levels of compensation and benefit arrangements that are provided to similarly situated employees of Parent; provided, however, that Parent’s health insurance plan shall continue in full force and effect through and including the date that is ninety (90) days from the Effective Time. Parent shall, or shall cause the Surviving Company and its Subsidiaries to, cause the Continuing Employees to commence participation in such Parent Benefit Plans as are provided to similarly situated employees of Parent, provided that such participation shall be subject to the terms of any collective bargaining agreement or similar contract covering any Continuing Employee. From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any employment, severance or change of control agreement (including, without limitation, any such agreements in the form of offer letters) in effect as of the date of this Agreement or entered into or amended after the date of this Agreement in compliance with Section 6.2 hereof between or among the Company or any of its Subsidiaries and any of its or their employees.
(c)    The Company and its Subsidiaries and Parent and its Subsidiaries hereby acknowledge that the Merger will constitute a “Change in Control” (or concept of similar import) under the Parent Benefit Plans.
(d)    The provisions of this Section 7.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.8) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.8 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Sections 7.8(a) and 7.8(b), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular plan in accordance with its terms.
7.9    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Parent, the Company, Merger Sub or any of their respective Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as stockholders of the Company or any of its Subsidiaries) to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief (including any admission of liability or guilt) from such Indemnified Party. Notwithstanding the foregoing, an Indemnified Party shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to Parent and Parent and the Surviving Company shall cooperate in the defense thereof; provided, that Parent shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby. The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 7.9 shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including, but not limited to, any acts or omissions occurring in connection with the approval of this Agreement by the Company Board and the Company’s stockholders and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries at or prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 7.9, the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled. As used in this Section 7.9(a), (A) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company, Parent, Merger Sub or any of their respective Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request of the Company, Parent, Merger Sub or any of their respective Subsidiaries; and (B) the term “Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, data, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.9(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.
(b)    From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries or the Parent or any of its Subsidiaries and, in each case, any Indemnified Party providing for the indemnification of and advancement of expenses to such Indemnified Party.
(c)    Without limiting any of the obligations under Section 7.9(a), Parent agrees that all rights to indemnification and advancement of expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation or Bylaws of the Company, Parent or Merger Sub or in the corresponding constituent documents of any of their Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.
(d)    If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.9.
(e)    Prior to the Effective Time, Parent shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Parent’s existing directors’ and officers’ insurance policies and the Parent’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Parent’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Parent’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Parent or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Parent for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Parent shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Parent’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Parent’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Parent’s existing policies as of the date hereof, or the Parent shall purchase from the Parent’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Parent’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Parent’s existing policies as of the date hereof; provided, however, that Parent and its Subsidiaries, as the case may be, shall not be required to spend as a premium therefor an amount in excess of $252,000 and (iii) if, during such six (6) year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of $252,000, Parent and its Subsidiaries, as the case may be, shall use commercially reasonable efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for $252,000, on terms and conditions substantially similar to the Parent’s and its Subsidiaries’ existing directors’ and officers’ liability insurance.
(f)    The provisions of this Section 7.9 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Company under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 7.9 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.9. Parent and the Surviving Company, jointly and severally, shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.9.

7.10    Acquisition Proposals.
(a)    Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is the forty-fifth day following the date hereof (the “No-Shop Period Start Date”), the Parent, its Subsidiaries and its Representatives shall have the right to (i) initiate, solicit and encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in and otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iii) cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including by granting a waiver, amendment or release under any pre-existing confidentiality, “standstill” or similar provision and (iv) provide non-public information to any Person relating to the Parent or any of its Subsidiaries with respect to an Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement.
(b)    Except as permitted by this Section 7.10, including the last sentence of this Section 7.10(b), the (i) Parent shall, and shall instruct its Subsidiaries and Representatives to, from and after the No-Shop Period Start Date until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, and (ii) Company shall, and shall instruct its Subsidiaries and Representatives to, from and after the date hereof until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1: (i) not, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the sole purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 7.10), (C) provide (including through access to any data room) any non-public information to any Person relating to the Parent or the Company, or any of their respective Subsidiaries with respect to an Acquisition Proposal or that the Parent or Company reasonably expects would be used for the purposes of formulating an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Parent or the Company, or (F) resolve or agree to do any of the foregoing; and (ii) immediately cease and cause to be terminated all discussions, negotiations, solicitation or encouragement with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof. Promptly (and in any event within forty-eight (48) hours) after (i) the No-Shop Period Start Date, in the case of the Parent, or (ii) the date hereof, in the case of the Company, except as it may relate to any Excluded Party with respect to the Parent, the Parent or Company, as applicable, shall terminate or cause to be terminated access to any data room or other access to the data of the Parent or Company, as applicable, in each case relating to or in connection with, any potential Acquisition Proposal and shall instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Parent or Company, as applicable, or destroy any non-public information previously furnished to such Person or to any Representatives of such Person by or on behalf of the Parent or Company, as applicable. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Parent may continue to engage in the activities described in Section 7.10(a) with respect to any Excluded Party and its Representatives, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date; provided, that, from and after the No-Shop Period Start Date, the Parent complies with the provisions of Sections 7.10(d) and (g) with respect to such activities.
(c)    Notwithstanding anything to the contrary contained in Section 7.10(b) or elsewhere in this Agreement, at any time following the date hereof, and prior to the time the Parent Stockholder Approval (in the case of Parent) or Company Stockholder Approval (in the case of Company) is obtained, if (i) the Parent or Company, as applicable, receives a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Section 7.10 and (iii) the Parent Board or Company Board, as applicable, determines in good faith after consultation with the Parent’s financial advisor or Company’s financial advisor, as applicable, and outside legal counsel that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Parent or Company, as applicable and its Representatives may (A) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Parent or Company, as applicable, receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement, and (B) engage or participate in any discussions or negotiations with such Person or group of Persons and its Representatives; provided, that (x) the Parent or Company, as applicable, shall promptly (and in any event within forty-eight (48) hours) make available to Company or Parent, as applicable, any material non-public information concerning the Parent or Company, as applicable, or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Company or Parent, as applicable, and (y) the Parent or Company, as applicable, shall give Parent or Company, as applicable, written notice of such determination promptly (and in any event within forty-eight (48) hours) after the Parent Board or Company Board, as applicable, makes such determination. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 7.10(c), including any public announcement that the Parent or the Parent Board or Company or Company Board, as applicable, has made any determination required under this Section 7.10(c) to take or engage in any such actions, shall not constitute a Change of Recommendation or otherwise constitute a basis for Company or Parent, as applicable, to terminate this Agreement pursuant to Section 9.1.
(d)    Except as set forth in Section 7.10(e) or in Section 7.10(f), the Parent Board following the No-Shop Period Start Date, and Company Board following the date hereof, shall not (i) publicly withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify), in each case in a manner adverse to Company or Parent, as applicable, the Parent Recommendation or Company Recommendation, as applicable, or any other approval, recommendation or declaration of advisability by the Parent Board or Company Board, as applicable, or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or Parent, as applicable, (iii) fail to include the Company Recommendation or Parent Recommendation, as applicable, in the Proxy Statement, (iv) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (v) following the initial public announcement of any Acquisition Proposal (other than by the commencement of a tender offer or exchange offer), fail to issue a public press release within ten (10) Business Days of such public announcement that the Parent Board or Company Board, as applicable, recommends rejection of such Acquisition Proposal and reaffirms the Parent Recommendation or Company Recommendation as applicable, (vi) following the initial public announcement of any Acquisition Proposal that is structured as a tender offer or exchange offer by a third party for equity securities of the Parent or Company, as applicable, fail to recommend against acceptance by the Parent’s stockholders or Company’s stockholders, as applicable, of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of commencement of such tender offer or exchange offer or (vii) publicly announce its intention, authorize or resolve to take, or that it will fail to take, as applicable, any such foregoing actions (any of the foregoing, a “Change of Recommendation”).
(e)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if the Parent or Company, as applicable, has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Agreement and that the Parent Board or Company Board, as applicable, determines in good faith, after consultation with the Parent’s or Company’s outside legal counsel and financial advisors, as applicable, constitutes a Superior Proposal (in the case of Parent, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been proposed to the Parent by Company in writing during the Notice Period provided pursuant to this Section 7.10(e) to which Company has irrevocably committed), then the Parent Board or Company Board, as applicable, may effect a Change of Recommendation and/or, only with respect to Parent, in response to a Superior Proposal, terminate this Agreement pursuant to Section 9.1 in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal; provided, that, in the case of Parent:
(i)    Parent shall have provided prior written notice to Company at least five (5) Business Days in advance (the “Notice Period”), that it intends to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 9.1, which notice shall specify the basis for the Change of Recommendation and/or termination and, in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms thereof and a copy of any proposed Alternative Acquisition Agreement and any related financing commitments (which may be redacted for provisions related to fees and other economic “flex” terms that are customarily redacted in connection with transactions of such type); and

(ii)    Parent’s Representatives, as applicable, shall have been reasonably available to negotiate with Company, as applicable, in good faith (to the extent Company desires to negotiate) during the Notice Period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Parent to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 9.1; provided, further, that the actions of the Parent or the Parent Board, in making any of the foregoing determinations and the Parent’s authorizing and providing of any such notice pursuant to this section shall not in and of itself constitute a Change of Recommendation for any purpose hereunder or the termination of this Agreement, so long as the Parent Board does not determine finally to make a Change of Recommendation or terminate the Agreement.
(f)    Nothing contained in this Section 7.10 or elsewhere in this Agreement shall be deemed to prohibit the Parent or the Parent Board or Company or Company Board, as applicable, or any committee thereof from (i) making any disclosure to the Parent’s or Company’s stockholders, as applicable, if, in the good faith judgment of the Parent Board or Company Board, as applicable, after consultation with its outside legal counsel, failure to make such disclosure could reasonably be likely to be inconsistent with its fiduciary duties under applicable law, (ii) complying with its disclosure obligations under applicable law or the NYSE American (in the case of Parent), including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), or (iii) making any “stop-look-and-listen” communication to stockholders of the Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Parent). The Parent or Company, as applicable, shall in no event be deemed to violate this Section 7.10 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.10.
(g)    The Parent or Company, as applicable, shall promptly (and, in any event, within forty-eight (48) hours), notify Company or Parent, as applicable, in writing, if, from and after the date hereof, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, is received by the Parent or Company, as applicable, or any of its Representatives, indicating (except to the extent prohibited by applicable law) the identity of the Person or group of Persons making such Acquisition Proposal and a description of the material terms and conditions of any such inquiry, expression of interest, proposal, offer or request for information or Acquisition Proposal, including copies of any proposed Alternative Acquisition Agreements and any related financing commitments (which may be redacted for provisions related to fees and other economic “flex” terms that are customarily redacted in connection with transactions of such type), and thereafter shall keep Parent or Company, as applicable, reasonably informed of the status and terms of any such Acquisition Proposal (including any material changes, modifications or amendments thereto).
(h)    Notwithstanding anything to the contrary contained in this Agreement, from and after the date hereof, the Parent or Company, as applicable, shall be permitted to terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any Person if the Parent Board or Company Board, as applicable, determines in good faith after consultation with its outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.
(i)    As used in this Section 7.10, the following terms shall have the following definitions:
(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the disclosing party than those contained in the Confidentiality Agreement (except for such changes necessary for disclosing party to comply with its obligations under this Agreement).
(ii)    “Acquisition Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (A) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of such party’s consolidated assets or to which 20% or more of such party’s net revenues or net income on a consolidated basis are attributable; (B) direct or indirect acquisition of 20% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (C) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of such party hereto or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; (D) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (E) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (F) any combination of the foregoing.
(iii)    “Excluded Party” means any Person or group from which the Parent or any of its Representatives (on behalf of the Parent) has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Acquisition Proposal that (A) the Parent Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal and (B) remains pending as of, and shall not have been withdrawn or otherwise abandoned prior to, the No-Shop Period Start Date; (y) provided, that any such Person or group shall cease to be an Excluded Party immediately upon the withdrawal or termination of the Acquisition Proposal submitted by such Excluded Party (unless, prior to or substantially concurrently with such withdrawal or termination, such Person or group has made another Acquisition Proposal that has not been withdrawn or terminated) or (z) provided that a withdrawal or termination described in the preceding clause (y) has not earlier occurred, then immediately at 5:00 p.m. (New York City time) on the tenth (10th) day immediately following the No-Shop Period Start Date.
(iv)    “Superior Proposal” means a bona fide written Acquisition Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “20%” shall be “50%”), that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, taking into account: (A) all financial considerations; (B) the identity of the third party making such Acquisition Proposal; (C) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (D) the other terms and conditions of such Acquisition Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by such party; and (E) any revisions to the terms of this Agreement and the Merger proposed by the other party during the Notice Period set forth in Section 7.10(e)(i).
7.11    Section 16 Matters. Prior to the Effective Time, the Parent Board and Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Parent and/or Surviving Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
7.12    Tax Treatment as Reorganization.
(a)    Each of Parent, the Company and the Surviving Company shall use its reasonable best efforts to take such actions so as to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company nor any of their respective Affiliates shall take any action prior to the Closing, and Parent shall not take any action or fail to take any action (and shall prevent the Surviving Company from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Surviving Company shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a taxing authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Sections 8.2(f) and 8.3(c), including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates as to such matters and at any such time or times as may reasonably be requested by such law firms. In rendering the tax opinions pursuant to Sections 8.2(f) and 8.3(c), the law firms shall be entitled to rely on the representations included in the certificates described in this Section 7.12(b). Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 7.12(b).
7.13    New Parent Incentive Plan. The Parent will enter into a new equity incentive compensation plan mutually agreeable to the Company and the Parent for the issuance of Parent Common Stock and other equity compensation of the Parent in connection with future Parent Equity Awards (the “New Parent Incentive Plan”), effective as of the Effective Time, subject to the Parent obtaining the Parent Required Vote at the Parent Stockholder Meeting. The New Parent Incentive Plan will initially authorize 20,000,000 shares, before giving effect to the Reverse Stock Split (provided for illustrative purposes only, and to be calculated in all cases assuming the effect of the Reverse Stock Split), of Parent Common Stock available for issuance pursuant to awards under the New Parent Incentive Plan, subject to adjustment, including as a result of adjustments made pursuant to Section 2.2 (as adjusted, the “Plan Shares”), in order to, at Closing, be equal to 10.453% of the sum of (i) the shares of Parent Common Stock outstanding at Closing (not including the shares to be issued at Closing as the Merger Consideration), plus (ii) the shares of Parent Common Stock to be issued at Closing as the Merger Consideration, plus (iii) the Plan Shares.
7.14    Board of Directors of Parent After the Effective Time. Prior to the Closing, Parent shall take all such action as may be reasonably necessary to cause the (i) members of the Parent Board prior to the Effective Time to execute and deliver to the Company at or before the Effective Time resignation letters, and (ii) Company Board Designees and Parent Board Designee to be appointed to the Parent Board effective as of the Effective Time.
7.15    Parent Consent as Sole Stockholder of Merger Sub. Parent shall deliver to Company within five (5) Business Days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

8.	CONDITIONS PRECEDENT
8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    This Agreement shall have been approved by the Company Required Vote.
(b)    This Agreement, the Reverse Stock Split Charter Amendment, New Parent Incentive Plan and Parent Common Stock Issuance shall have each been approved by the Parent Required Vote.
(c)    All Consents or authorizations that are required to be obtained from any State Regulator and are set forth in Section 8.1(c) of the Company Disclosure Letter or Section 8.1(c) of the Parent Disclosure Letter or identified following the date hereof, notice of which will be promptly provided to the other parties hereto, in each case in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and shall be free of any conditions, statements or conclusions of fact or law adverse to any party hereto or their respective Affiliates which conditions, statements or conclusions of fact or law would individually or, in the aggregate, result in a Company Material Adverse Effect or Parent Material Adverse Effect.
(d)    No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity that prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger, the Reverse Stock Split Charter Amendment, New Parent Incentive Plan or Parent Common Stock Issuance.
(e)    The Parent Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or, to the Knowledge of the Company or the Knowledge of Parent, threatened by the SEC.
(f)    The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE American.
(g)    The Parent shall have received all necessary approval for the Merger and the other transactions contemplated by this Agreement under Section 341 of the NYSE American Company Guide.
(h)    No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger or the Parent Common Stock Issuance.
(i)    The Parent and the Company shall have agreed upon any adjustment to the Exchange Ratio under Section 2.2(a) or, failing the parties’ agreement, the Independent Accountant shall have delivered a final and binding determination of any adjustment to the Exchange Ratio under Section 2.2(a).
8.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a)    The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); however, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b)    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.
(c)    The Company shall have raised at least the Target Net Proceeds in the Company Private Placements and on the other terms and conditions set forth in Section 7.2, and caused such proceeds to be released in full to the Company no later than the date of Closing. To the extent that debt or preferred stock securities convertible into shares of Company Common Stock are issued in the Company Private Placement, the Company shall have caused all such convertible debt or preferred stock securities to be converted into shares of Company Common Stock no later than the Effective Time. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect and certifying the number of shares of Company Common Stock issued in the Company Private Placements and currently outstanding, including shares issued upon exercise or conversion of any convertible securities issued in the Company Private Placements and currently outstanding.
(d)    Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)    The Company shall have delivered to Parent a signed Term Sheet providing for the Credit Facility for the Surviving Company on the terms set forth in Section 7.1.
(f)    Parent shall have received the opinion of Arnold & Porter Kaye Scholer, LLP, tax counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.2(f), the tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 7.12(b).
(g)    The Company shall have fully satisfied and terminated all contracts or other agreements to which the Company or any of its Subsidiaries is a party that provide a counterparty with any right to receive redeemable or contingent common stock or a guaranteed return, including but not limited to the agreements set forth in Section 8.2(g) of the Company Disclosure Letter. In addition, each and every share of redeemable Company Common Stock outstanding as of immediately prior to Closing shall have been redeemed by the Company pursuant to its terms. For the avoidance of doubt, this Section 8.2(g) shall not apply to outstanding Company Warrants or other convertible securities, if any, issued in the Company Private Placements. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
(h)    The Company shall have delivered to the Parent Support Agreements executed by (i) each of the Company’s directors and each of the Company’s executive officers listed on Exhibit A attached hereto and (ii) each of the Company Private Placement Support Parties, pursuant to which each such director, executive officer or Company Private Placement Support Party, as applicable, has agreed, among other things, to vote all of the Company Common Stock owned by such director or executive officer in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Support Agreement.
8.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a)    The representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); however, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect. Company shall have received a certificate signed on behalf of the Parent by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
(b)    Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.
(c)    The Parent shall have executed and caused to be filed with the Delaware Secretary and become effective under the DGCL, the Reverse Stock Split Charter Amendment in compliance with Section 7.5.
(d)    Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(e)    The Company shall have received the opinion of Holland & Knight LLP, tax counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.3(c), the tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 7.12(b).
(f)    The Parent shall have delivered to the Company Support Agreements executed by each of the Parent’s directors and each of the Parent’s executive officers listed on Exhibit A attached hereto, pursuant to which each such director and executive officer has agreed, among other things, to vote all of the Parent Common Stock owned by such director or executive officer in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Support Agreement.
(g)    The Parent shall have either (i) redeemed each share of Parent Series B Preferred Stock and Parent Series C Preferred Stock issued and outstanding as of the Effective Time, (ii) converted each share of Parent Series B Preferred Stock and Parent Series C Preferred Stock issued and outstanding as of the Effective Time into shares of Parent Common Stock or (iii) amended the terms of the (a) Certificates of Designation governing the Parent Series B Preferred Stock and Parent Series C Preferred Stock, respectively, to remove Section 13 therein, and (b) Securities Purchase Agreements under which the Parent Series B Preferred Stock and Parent Series C Preferred Stock, respectively, were sold to remove Sections 4.16 and 4.17 therein.
(h)    Parent shall have either (i) elected or agreed to redeem for cash all outstanding shares of Parent Series A-2 Preferred Stock or (ii) caused all holders of the outstanding Parent Series A-2 Preferred Stock to convert, or agreed to convert, such persons’ shares of Parent Series A-2 Preferred Stock into shares of Parent Common Stock, each pursuant to the terms of the Certificate of Designation for the Parent Series A-2 Preferred Stock.

9.	TERMINATION AND AMENDMENT
9.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the stockholders of the Company or Parent, and whether before or after the stockholders of the Company and Parent have approved this Agreement at the Company Stockholder Meeting and Parent Stockholder Meeting, respectively, as follows (the date of any such termination, the “Termination Date”):
(a)    by mutual consent of Parent and the Company in a written instrument;
(b)    by either Parent or the Company:
(i)    if the Effective Time shall not have occurred on or before May 15, 2019 (the “Outside Date”); provided, however, that if by the Outside Date, any of the conditions set forth in Section 8.1(c) or Section 8.1(d) shall not have been satisfied but the other conditions set forth in Sections 8.1 through 8.3 shall have been satisfied, the Outside Date may be extended for one or more periods of up to thirty (30) days per extension by each of Parent and the Company, in its respective discretion, up to an aggregate extension so that the Outside Date, as so extended, shall not be later than the twelve (12) month anniversary of the date hereof (in which case any references to the Outside Date herein shall mean the Outside Date as extended); and provided further that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;
(ii)    if the Company Stockholder Meeting and Parent Stockholder Meeting shall have been held and completed (including any adjournments and postponements thereof), the Company Stockholders and Parent Stockholders shall have taken a final vote on proposals to adopt this Agreement and to approve the transactions contemplated hereby, and either or both of the Company Stockholder Approval and Parent Stockholder Approval shall not have been obtained; or

(iii)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Common Stock Issuance, or the other transactions contemplated by this Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such law or order;
(c)    by the Company:
(i)    if: (A) the Parent Board shall have made a Change of Recommendation; or (B) the Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 7.4(c) or Section 7.10; or
(ii)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Parent set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.3(a) or Section 8.3(b), as applicable, would not be satisfied and, cannot be cured by the Parent or, if capable of being cured, shall not have been cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following receipt of written notice from Company describing such breach or failure in reasonable detail; provided, that Company shall have given the Parent at least 30 days written notice prior to such termination stating Company’s intention to terminate this Agreement pursuant to this Section 9.1(c); provided further, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
(d)    by Parent:
(i)    if prior to the receipt of the Parent Required Vote at the Parent Stockholders Meeting, the Parent Board authorizes the Parent, in full compliance with the terms of this Agreement, including Section 7.10 hereof, to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Parent shall have paid any amounts due pursuant to Section 9.2(c) in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Parent substantially concurrently enters into such Alternative Acquisition Agreement;
(ii)    if Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 7.4(a) or Section 7.10;
(iii)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not be satisfied and, cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following receipt of written notice from Parent describing such breach or failure in reasonable detail;

provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) if Parent is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured; or
(iv)    if, on or before the Outside Date, the Company shall fail to raise at least the Target Net Proceeds in the Company Private Placements, and on the other terms and conditions set forth in Section 7.2.
9.2    Notice of Termination; Effect of Termination; Termination Fees.
(a)    The party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.2 shall be effective immediately upon delivery of such written notice to the other parties hereto. Except as otherwise provided in this Article 9, if this Agreement is terminated pursuant to this Section 9, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto (including any liability for any obligation to pay any consequential, special, multiple, punitive or exemplary damages, including damages arising from loss of profits, business opportunities or goodwill, in respect of any of the transactions contemplated hereby or thereby (including the Merger)), except: (i) with respect to Section 7.6(b), Section 7.11, this Section 9.2 and Article 10 (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.
(b)    If this Agreement is terminated by: (i) Company pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) then the Parent shall pay to Company (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Parent Termination Fee; or (ii) Parent pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii), then Company shall pay to the Parent (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Company Termination Fee;
(c)    If this Agreement is terminated by Parent pursuant to Section 9.1(d)(i), then the Parent shall pay to Company (by wire transfer of immediately available funds), at or prior to such termination, the Parent Termination Fee on or prior to the termination of this Agreement; and
(d)    If this Agreement is terminated: (i) by Company pursuant to Section 9.1(c)(ii) provided, that the Requisite Parent Vote shall not have been obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 9.1(b)(i) hereof and provided, that the Requisite Parent Vote shall not have been obtained at the Parent Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 9.1(b)(ii) hereof (with respect to the Parent only) and, in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 9.1(b)(i) or Section 9.1(c)(ii) or the Parent Stockholders Meeting (in the case of termination pursuant to Section 9.1(b)(ii)), an Acquisition Proposal shall (x) in the case of a termination pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) (with respect to the Parent Stockholders Meeting), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 9.1(c)(ii) have been publicly disclosed or otherwise made or communicated to the Parent or the Parent Board, and not withdrawn; and (2) within 12 months following the date of such termination of this Agreement the Parent shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, or publicly disclosed), then in any such event the Parent shall pay to Company (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Parent Termination Fee (it being understood for all purposes of this Section 9.2(d), all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to “more than 50%” instead). If a Person (other than Company) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Parent Stockholder Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of Sections this Section 9.2(d) and this Section 9.2(d).
(e)    If this Agreement is terminated: (i) by Parent pursuant to Section 9.1(d)(iii) provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 9.1(b)(i) hereof and provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 9.1(b)(ii) hereof (with respect to the Company only) and, in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 9.1(b)(i) or Section 9.1(c)(ii) or the Company Stockholders Meeting (in the case of termination pursuant to Section 9.1(b)(ii)), an Acquisition Proposal shall (x) in the case of a termination pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) (with respect to the Company Stockholders Meeting), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 9.1(d)(iii) have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn; and (2) within 12 months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Company Termination Fee (it being understood for all purposes of this Section 9.2(e), all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial

Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of Sections this Section 9.2(e) and this Section 9.2(e).
(f)    If this Agreement is terminated by Parent pursuant to Section 9.1(d)(iv), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Parent Expense Amount.
(g)    As used in this Section 9.2:
(i)    “Company Expense Amount” shall mean the actual, out-of-pocket expenses of the Company incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, provided that the Company Expense Amount shall not exceed $1,000,000.
(ii)    “Company Termination Fee” shall mean an amount equal to $250,000 together with Parent Expense Amount.
(iii)    “Parent Expense Amount” shall mean the actual, out-of-pocket expenses of the Parent incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, provided that the Parent Expense Amount shall not exceed $1,000,000.
(iv)    “Parent Termination Fee” shall mean an amount equal to $250,000 together with Company Expense Amount; provided that subject to compliance with the provisions of Section 7.10, if this Agreement is terminated by the Parent pursuant to Section 9.1(d)(i) in order to enter into an Alternative Acquisition Agreement with respect to an Unmatched Superior Proposal during the Relevant Period, the amount of the Parent Termination Fee shall equal $250,000 together with Company Expense Amount.
(h)    “Qualified Go Shop Proposal” shall mean an Acquisition Proposal received by Parent from an Excluded Party with respect to which the Parent Board (or any committee thereof) determined at any time prior to the No Shop Period Start Date is a Superior Proposal; provided that if any third party or any of its Affiliates makes more than one Acquisition Proposal that the Parent Board (or any committee thereof) determines is a Superior Proposal prior to the No Shop Period Start Date, only the first such Acquisition Proposal received by the Parent from any such third party shall be deemed to be a Qualified Go Shop Proposal. Any Qualified Go Shop Proposal (including any Qualified Go Shop Proposal that is thereafter amended or modified, including after the Parent has complied with its obligations under Section 7.10(e)), shall continue to be a Qualified Go Shop Proposal.
(i)    “Relevant Period” shall mean (A) if Company receives a notice from Parent of a Superior Proposal pursuant to Section 7.10(e)(i) with respect to such Qualified Go Shop Proposal on or prior to six days before the end of the go-shop period, the period from and after the date of this Agreement until the No Shop Period Start Date, and (B) if Company receives a notice of Superior Proposal from Parent with respect to such Qualified Go Shop Proposal on or after five days before the end of the go-shop period, the period from and after the date of this Agreement until (y) if

Company makes such adjustments in the terms and conditions of this Agreement pursuant to Section 7.10(e) such that the Acquisition Proposal that is the subject of such Qualified Go Shop Proposal ceases to constitute a Superior Proposal, 11:59 p.m. (New York City Time) on the fifth (5th) calendar day following the No Shop Period Start Date and (z) if Company does not make adjustments in the terms and conditions of this Agreement pursuant to Section 7.10(e) such that the Acquisition Proposal that is the subject of such Qualified Go Shop Proposal ceases to constitute a Superior Proposal, the close of business on the first (1st) Business Day after the fifth (5th) Business Day following receipt by Company from Parent of such notice of Superior Proposal.
(j)    “Unmatched Superior Proposal” shall mean a Qualified Go Shop Proposal that, following the end of the five (5) Business Day period contemplated in Section 7.10(e), the Parent Board (or any committee thereof) has determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Company in response to a notice to Company of the Superior Proposal with respect to such Qualified Go Shop Proposal during such five (5) Business Day period, continues to constitute a Superior Proposal; provided, however, that notwithstanding anything to the contrary contained herein, an Unmatched Superior Proposal shall only constitute an Unmatched Superior Proposal through the end of the Relevant Period; and provided further that a Qualified Go Shop Proposal that is the subject of a notice to Company of Superior Proposal and with respect to which Company makes adjustments in the terms and conditions of this Agreement pursuant to Section 7.10(e) such that the Company Acquisition Proposal that is the subject of such Qualified Go Shop Proposal ceases to constitute a Superior Proposal shall not thereafter be eligible to become an Unmatched Superior Proposal.
(k)    The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties acknowledge that the Company Termination Fee and Parent Termination Fee, in the circumstances in which any such fee becomes payable, constitute liquidated damages and are not a penalty.
(l)    There shall be deducted from any payments made pursuant to this Section 9.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.
9.3    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote and Parent Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s or Parent’s stockholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance of the other parties hereto with any of the agreements or conditions contained herein; provided, however, that, after receipt of the Company Required Vote and Parent Required Vote, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration (other than as any such adjustment to the Merger Consideration is provided for in this Agreement) or which adversely affects the rights of the Company’s or Parent’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.	GENERAL PROVISIONS
10.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
10.2    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing and fees paid in respect of any regulatory filings, including filings made with the State Regulators and actions taken by the parties under Section 7.7.
10.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of actual delivery if delivered personally (with written confirmation of receipt), (b) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (d) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile number as such party shall have specified in a written notice duly delivered to the other parties hereto):
(a)    if to Parent or Merger Sub, to:
Glowpoint, Inc.
999 18th Street, Suite 1350S
Denver, CO 80202
Attention: Peter Holst
Facsimile No: 1-866-703-2089

with a copy to:
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400
Denver, CO 80202
Attention: Ron Levine
Facsimile No: 303.832.0428

(b)    if to the Company, to:
SharedLabs, Inc.
118 W. Adams St., Suite 200
Jacksonville, FL 32202
Attention: Jason Cory
Facsimile No: (800) 960-0149
with a copy to:
Holland & Knight LLP
1180 West Peachtree Street, N.W.
Suite 1800
Atlanta, GA 30309
Attention: Roth Kehoe
Facsimile: (404) 881-0470

10.4    Interpretation; Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

10.5    Entire Agreement. This Agreement (together with the exhibits hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.
10.6    Specific Performance. The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 10.6 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
10.7    Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent of mandatory provisions of federal law). Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of Delaware or of the United States of America, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court. Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment. The parties hereto further agree that all of the provisions of Section 10.11 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third-party claim referenced in this Section 10.7.

10.8    Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
10.9    Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the NYSE American). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.
10.10    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (a) the provisions of Section 7.5, (b) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time, (c) the rights of the Company’s stockholders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful breach of this Agreement (provided, that the rights granted pursuant to this clause shall be enforceable on behalf of the stockholders only by the Company in its sole and absolute discretion), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
10.11    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.12    Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a party hereto pursuant to this

Agreement may be delivered by any of the methods described in Section 10.3 hereof, provided that such delivery is effected in accordance with the notice information provided for in Section 10.3 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized.
SHAREDLABS, INC.

By: /s/ Jason Cory
Name: Jason Cory
Title: President & Chief Executive Officer

GLOWPOINT, INC.

By: /s/ Peter Holst
Name: Peter Holst
Title: Chief Executive Officer

GLOWPOINT MERGER SUB INC.

By: /s/ Peter Holst
Name: Peter Holst
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A
Directors and Executive Officers of Parent and Company Executing Support Agreements
Parent
Patrick J. Lombardi
Kenneth Archer
David Giangano
Peter Holst
James S. Lusk
David Clark

Company
Jason M. Cory
Mark T. Dinkle
Kishor Khandavalli

Exhibit B
Form of Support Agreement of Directors and Officers of Parent
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of December 20, 2018 (this “Agreement”), is entered into by and among SharedLabs, Inc., a Delaware corporation (“Company”), and the undersigned signatory set forth on the signature page hereto under the heading “Parent Stockholder” (the “Parent Stockholder”). Company and Parent Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Parent Stockholder is the beneficial or record owner and has either sole voting power or shared voting power over, such number of shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), of Glowpoint, Inc., a Delaware corporation (the “Parent”), as is indicated opposite Parent Stockholder’s name on Schedule A attached hereto, which (a) includes shares of Parent Common Stock (i) acquired by means of purchase, dividend or distribution, or as a result of the exercise or vesting of any options, restricted shares or other equity-based awards under any Parent Stock Plan or the conversion of any convertible securities or otherwise or (ii) held by Parent Stockholder in a revocable trust or a retirement account but (b) does not include shares of Common Stock (i) subject to future vesting or (ii) that are not currently exercisable nor will become exercisable within 60 days of the date hereof;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, a wholly-owned subsidiary of Parent (the “Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) that provides, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as a condition and an inducement to Company’s willingness to enter into the Merger Agreement, Company has required that Parent Stockholder agree, and Parent Stockholder has agreed to, enter into this Agreement with respect to all Parent Common Stock that Parent Stockholder Beneficially Owns (including those owned of record);
WHEREAS, as a condition and an inducement to Company’s willingness to enter into the Merger Agreement, Company has required that certain other Parent stockholders (the “Other Parent Stockholders”) agree, and the Other Parent Stockholders have agreed, to enter into substantially similar voting and support agreements with respect to all Parent Common Stock that such Other Parent Stockholders Beneficially Own (including those owned of record);

WHEREAS, prior to the date hereof, each of the Parent Board and the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and
WHEREAS, Company desires that Parent Stockholder agrees, and Parent Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
1.Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.
“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Parent Stockholder’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or (c) the termination of this Agreement by mutual written consent of the Parties.
“Permitted Transfer” shall mean, in each case, with respect to Parent Stockholder, so long as (a) such Transfer is in accordance with applicable law and (b) Parent Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Parent Stockholder to an Other Parent Stockholder or to an Affiliate of Parent Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement in the form attached hereto as Exhibit I, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to Parent Stockholder and otherwise become a party for all purposes of this Agreement (the “Joinder”); (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Parent Stockholder, (iii) by operation of law, such as pursuant to a qualified domestic order or as

2

required by a divorce settlement, in each case, so long as such transferee executes a Joinder or (iv) pursuant to net exercises in connection with option exercises or similar transactions under the Parent’s equity incentive plans; or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger Agreement; provided that no such Transfer shall relieve Parent Stockholder from its obligations under this Agreement, other than with respect to the Parent Common Stock transferred in accordance with the foregoing provision.
“Subject Securities” shall mean shares of Parent Common Stock, New Parent Stock and Parent Preferred Stock.
“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.
2.Agreement to Retain Subject Securities.
A.    Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, Parent Stockholder shall not, with respect to any Subject Securities Beneficially Owned by Parent Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.
B.    Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting Parent Stockholder or its Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of Parent Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits Parent Stockholder from taking any such action, and (ii) Parent Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of Parent Stockholder on the Merger is requested.

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Notwithstanding anything to the contrary in this Section 2(B), the restrictions set forth in Section 2(A) shall continue to apply with respect to the Subject Securities until the Expiration Time.
C.    Additional Purchases; Adjustments. Parent Stockholder agrees that any shares of Parent Common Stock or Parent Preferred Stock and any other shares of capital stock or other equity that Parent Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Time (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Subject Securities, and Parent Stockholder shall promptly notify Company of the existence of any New Parent Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Parent affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.
D.    Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by law, be null and void ab initio. If any involuntary Transfer of any of Parent Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
3.Agreement to Vote and Approve. From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Parent with respect to any of the following matters, Parent Stockholder shall, and shall cause each holder of record of Subject Securities that are Beneficially Owned by Parent Stockholder on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Parent to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled, (ii) any Acquisition Proposal, (iii) any action which would materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Company or to Company’s stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Parent in the Merger Agreement. The obligations specified in this Section 3 shall apply whether or not (x) the board of directors the Parent (or any committee thereof) makes a Change of Recommendation or (y) the Parent breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

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4.Irrevocable Proxy. Parent Stockholder hereby revokes any and all previous proxies granted with respect to Parent Stockholder’s Subject Securities. By execution of this Agreement, Parent Stockholder hereby appoints and constitutes Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Parent Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of Parent Stockholder’s rights with respect to the Subject Securities Beneficially Owned by Parent Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and Parent Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters. Parent Stockholder and the Company (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and Parent Stockholder shall be obligated to so vote the Subject Securities.
5.Representations and Warranties of Parent Stockholder. Parent Stockholder represents and warrants to Company as follows:
A.    Due Authority. Parent Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Parent Stockholder and constitutes a valid and binding agreement of Parent Stockholder enforceable against it in accordance with its terms.
B.    Ownership of the Subject Securities. As of the date hereof, Parent Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite Parent Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as set forth on Schedule B-1, and, (b) except as set forth on Schedule B-2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by Parent Stockholder. As of the date hereof, Parent Stockholder does not Beneficially Own any capital stock or other securities of the Parent other than the shares of Subject Securities set forth on Schedule A opposite Parent Stockholder’s name. As of the date hereof, Parent Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Parent except as set forth on Schedule A opposite Parent Stockholder’s name, or as set forth on Schedule B-3.

C.	No Conflict; Consents.
i.    The execution and delivery of this Agreement by Parent Stockholder does not, and the performance by Parent Stockholder of the obligations under this Agreement and the compliance by Parent Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any law applicable to Parent Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Subject Securities Beneficially Owned by Parent Stockholder pursuant to, any note, bond, mortgage, indenture, contract,

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agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Stockholder is a party or by which Parent Stockholder is bound which would materially adversely affect Parent Stockholder’s ability to perform its obligations hereunder.
ii.    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Parent Stockholder in connection with the execution and delivery of this Agreement or the performance by Parent Stockholder of its obligations hereunder.
D.    Absence of Litigation. There is no threatened, legal, administrative, arbitral or other proceedings, claims or actions (“Proceedings”) pending against, or, to the knowledge of such Parent Stockholder, threatened against or affecting, Parent Stockholder that would materially adversely affect the ability of such Parent Stockholder to perform Parent Stockholder’s obligations hereunder.
E.    Ownership of Company Common Stock. As of the date hereof, Parent Stockholder does not Beneficially Own directly any shares of Company Common Stock.
6.Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10(O) and (y) Section 10(P) shall survive termination of this Agreement.
7.Notice of Certain Events. Parent Stockholder shall notify Company in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of Parent Stockholder under this Agreement and (b) the receipt by Parent Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.
8.No Solicitation. Parent Stockholder will not, and will cause its Representatives not to, and will not announce any intention to, directly or indirectly (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (C) provide (including through access to any data room) any non-public information to any Person relating to the Company or the Parent, or any of their respective Subsidiaries with respect to an Acquisition Proposal or that the Company or Parent reasonably expects would be used for the purposes of formulating an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract with respect to any Acquisition Proposal, (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or the Parent,

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or (F) resolve or agree or publicly propose to, or permit the Parent or any of its Subsidiaries or any of its or their Representatives to resolve or agree or publicly propose to take any of the actions referred to in clauses (A) – (E). Notwithstanding anything in this Agreement to the contrary, Parent Stockholder, directly or indirectly through one or more of its Representatives, may engage in the actions referred to in clauses (A)—(E) of this Section 8 with any Person if the Parent is permitted to engage in such actions with such Person pursuant to Section 7.10 of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 7.10 of the Merger Agreement.
9.Waiver of Certain Actions.
A.    Parent Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Parent Stockholder may have with respect to the Subject Securities.
B.    Parent Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Company, the Parent or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Parent Board or Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

10.	Miscellaneous.
A.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
B.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10(B) shall be void and shall not be deemed to prevent

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Company from engaging in any merger, consolidation or other business combination transaction.
C.    Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Company, and (b) Parent Stockholder. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
D.    Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

i.	if to Parent Stockholder, to:
Glowpoint, Inc.
999 18th Street, Suite 1350S
Denver, CO 80202
Attention: Peter Holst
Facsimile No: 1-866-703-2089

with a required copy to (which copy shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400
Denver, CO 80202
Attention: Ron Levine
Facsimile No: 303.832.0428

ii.	if to Company, to:
SharedLabs, Inc.
118 W. Adams St., Suite 200
Jacksonville, FL 32202
Attention: Jason Cory
Facsimile No: (800) 960-0149

with a required copy to (which copy shall not constitute notice):
Holland & Knight LLP
1180 West Peachtree Street, N.W., Suite 1800
Atlanta, GA 30309

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Attention: Roth Kehoe
Facsimile: (404) 881-0470
Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.
E.    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
F.    Submission to Jurisdiction. The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or Proceeding in the manner provided in Section 10(D) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
G.    Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10(G), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
H.    No Third Party Beneficiaries. Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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I.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(I).
J.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
K.    Counterparts. This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterparts.
L.    No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Parent Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.
M.    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.
N.    Action in Parent Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Parent shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Parent. The Parties acknowledge and agree that this Agreement is entered into by Parent Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Parent Stockholder’s capacity as a director, officer

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or employee of the Parent, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by Parent Stockholder or its designees or Representatives who are a director or officer of the Parent solely in his or her capacity as a director or officer of the Parent or (b) be construed to prohibit, limit or restrict Parent Stockholder from exercising its fiduciary duties as a director or officer of the Parent. For the avoidance of doubt, nothing in this Section 10(N) shall in any way modify, alter or amend any of the terms of the Merger Agreement.
O.    Documentation and Information. Parent Stockholder shall not make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Company (such consent not to be unreasonably withheld), except as may be required by applicable law (provided that reasonable notice of any such disclosure will be provided to Company). Parent Stockholder consents to and hereby authorizes Company and the Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Company or Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Parent Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Parent Stockholder’s commitments and obligations under this Agreement, and Parent Stockholder acknowledges that Company or Parent may, in its sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Parent Stockholder agrees to promptly give Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and Parent Stockholder agrees to promptly notify Company and Parent of any required corrections with respect to any written information supplied by Parent Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
P.    Obligation to Update Schedule A. Parent Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by Parent Stockholder, Parent Stockholder will, as promptly as practicable following the completion of thereof, notify Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.
[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
SHAREDLABS, INC.,
a Delaware corporation

By: ______________________________
Name: ____________________________
Title: _____________________________

Signature Page to Voting and Support Agreement

________________________________
[Parent Stockholder]

Signature Page to Voting and Support Agreement

SCHEDULE A

Parent Stockholder	Number of Shares of Parent Common Stock Beneficially Owned	Number of Shares of Parent Common Stock Owned of Record	Number of Shares of Parent Preferred Stock Beneficially Owned	Number of Shares of Parent Preferred Stock Owned of Record
	[__]	[__]	None	None

Schedule A to Voting and Support Agreement

SCHEDULE B-1
[•]

Schedule B-1 to Voting and Support Agreement

SCHEDULE B-2
[•]

Schedule B-2 to Voting and Support Agreement

SCHEDULE B-3
[•]

Schedule B-3 to Voting and Support Agreement

EXHIBIT I

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement, dated as of ______________, 20___ (the “Voting Agreement”), by and between SharedLabs, Inc. a Delaware corporation, and the signatory thereto (the “Parent Stockholder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

(a) Acknowledgment. Transferee acknowledges that Transferee is the recipient of a Transfer of Subject Securities of Glowpoint, Inc., a Delaware corporation, subject to the terms and conditions of the Voting Agreement (the “Transfer Securities”).

(b) Agreement. Transferee (i) agrees that the Transfer Securities shall be bound by and subject to the terms of the Voting Agreement, (ii) hereby adopts the Voting Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the restrictions and obligations applicable to the Parent Stockholder and otherwise become a party to the Voting Agreement for all purposes thereunder.

(c) Notice. Any notice required or permitted by the Voting Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ____ day of __________, 20___.

TRANSFEREE

By: _______________________
Name: _____________________
Address: ___________________
Email: _____________________

ACCEPTED AND ACKNOWLEDGED:

SHAREDLABS, INC.

By: _______________________
Name: _____________________
Title: ___________________

Exhibit I to Voting and Support Agreement

Exhibit C
Form of Support Agreement of Directors and Officers of Company
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of December 20, 2018 (this “Agreement”), is entered into by and among Glowpoint, Inc., a Delaware corporation (“Parent”), and the undersigned signatory set forth on the signature page hereto under the heading “Company Stockholder” (the “Company Stockholder”). Parent and Company Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Company Stockholder is the beneficial or record owner and has either sole voting power or shared voting power over, such number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of SharedLabs, Inc., a Delaware corporation (the “Company”), as is indicated opposite Company Stockholder’s name on Schedule A attached hereto, which (a) includes shares of Company Common Stock (i) acquired by means of purchase, dividend or distribution, or as a result of the exercise or vesting of any options, restricted shares or other equity-based awards under any Company Stock Plan or the conversion of any convertible securities or otherwise or (ii) held by Company Stockholder in a revocable trust or a retirement account but (b) does not include shares of Common Stock (i) subject to future vesting or (ii) that are not currently exercisable nor will become exercisable within 60 days of the date hereof;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, a wholly-owned subsidiary of Parent (the “Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) that provides, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that Company Stockholder agree, and Company Stockholder has agreed to, enter into this Agreement with respect to all Company Common Stock that Company Stockholder Beneficially Owns (including those owned of record);
WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that certain other company stockholders (the “Other Company Stockholders”) agree, and the Other Company Stockholders have agreed, to enter into substantially similar voting and support agreements with respect to all Company Common Stock that such Other Company Stockholders Beneficially Own (including those owned of record);

WHEREAS, prior to the date hereof, each of the Parent Board and the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and
WHEREAS, Parent desires that Company Stockholder agrees, and Company Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.
Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Company Stockholder’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or (c) the termination of this Agreement by mutual written consent of the Parties.
“Permitted Transfer” shall mean, in each case, with respect to Company Stockholder, so long as (a) such Transfer is in accordance with applicable law and (b) Company Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Company Stockholder to an Other Company Stockholder or to an Affiliate of Company Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement in the form attached hereto as Exhibit I, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to Company Stockholder and otherwise become a party for all purposes of this Agreement (the “Joinder”); (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Company Stockholder, (iii) by operation of law, such as pursuant to a qualified domestic

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order or as required by a divorce settlement, in each case, so long as such transferee executes a Joinder or (iv) pursuant to net exercises in connection with option exercises or similar transactions under the Company’s equity incentive plans; or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger Agreement; provided that no such Transfer shall relieve Company Stockholder from its obligations under this Agreement, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision.
“Subject Securities” shall mean shares of Company Common Stock, New Company Stock and Company Preferred Stock.
“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.
2.Agreement to Retain Subject Securities.
A.    Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, Company Stockholder shall not, with respect to any Subject Securities Beneficially Owned by Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.
B.    Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting Company Stockholder or its Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits Company Stockholder from taking any such action, and (ii) Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of Company Stockholder on the Merger is requested.

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Notwithstanding anything to the contrary in this Section 2(B), the restrictions set forth in Section 2(A) shall continue to apply with respect to the Subject Securities until the Expiration Time.
C.    Additional Purchases; Adjustments. Company Stockholder agrees that any shares of Company Common Stock or Company Preferred Stock and any other shares of capital stock or other equity that Company Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Time (the “New Company Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Subject Securities, and Company Stockholder shall promptly notify Parent of the existence of any New Company Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.
D.    Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by law, be null and void ab initio. If any involuntary Transfer of any of Company Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
3.Agreement to Vote and Approve. From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Company Stockholder shall, and shall cause each holder of record of Subject Securities that are Beneficially Owned by Company Stockholder on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled, (ii) any Acquisition Proposal, (iii) any action which would materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent’s stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement. The obligations specified in this Section 3 shall apply whether or not (x) the board of directors the Company (or any committee thereof) makes a Change of Recommendation or (y) the Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

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4.Irrevocable Proxy. Company Stockholder hereby revokes any and all previous proxies granted with respect to Company Stockholder’s Subject Securities. By execution of this Agreement, Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Company Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of Company Stockholder’s rights with respect to the Subject Securities Beneficially Owned by Company Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and Company Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters. Company Stockholder and the Parent (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and Company Stockholder shall be obligated to so vote the Subject Securities.
5.Representations and Warranties of Company Stockholder. Company Stockholder represents and warrants to Parent as follows:
A.    Due Authority. Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder and constitutes a valid and binding agreement of Company Stockholder enforceable against it in accordance with its terms.
B.    Ownership of the Subject Securities. As of the date hereof, Company Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite Company Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as set forth on Schedule B-1, and, (b) except as set forth on Schedule B-2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by Company Stockholder. As of the date hereof, Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Subject Securities set forth on Schedule A opposite Company Stockholder’s name. As of the date hereof, Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite Company Stockholder’s name, or as set forth on Schedule B-3.

C.	No Conflict; Consents.
i.    The execution and delivery of this Agreement by Company Stockholder does not, and the performance by Company Stockholder of the obligations under this Agreement and the compliance by Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any law applicable to Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Subject

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Securities Beneficially Owned by Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company Stockholder is a party or by which Company Stockholder is bound which would materially adversely affect Company Stockholder’s ability to perform its obligations hereunder.
ii.    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Company Stockholder in connection with the execution and delivery of this Agreement or the performance by Company Stockholder of its obligations hereunder.
D.    Absence of Litigation. There is no threatened, legal, administrative, arbitral or other proceedings, claims or actions (“Proceedings”) pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, Company Stockholder that would materially adversely affect the ability of such Company Stockholder to perform Company Stockholder’s obligations hereunder.
E.    Ownership of Parent Common Stock. As of the date hereof, Company Stockholder does not Beneficially Own directly any shares of Parent Common Stock, other than in mutual funds or similar accounts.
6.Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10(O) and (y) Section 10(P) shall survive termination of this Agreement.
7.Notice of Certain Events. Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of Company Stockholder under this Agreement and (b) the receipt by Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.
8.No Solicitation. Company Stockholder will not, and will cause its Representatives not to, and will not announce any intention to, directly or indirectly (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (C) provide (including through access to any data room) any non-public information to any Person relating to the Parent or the Company, or any of their respective Subsidiaries with respect to an Acquisition Proposal or that the Parent or Company reasonably expects would be used for the purposes of formulating an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement

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in principle or Contract with respect to any Acquisition Proposal, (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Parent or the Company, or (F) resolve or agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to resolve or agree or publicly propose to take any of the actions referred to in clauses (A) – (E). Notwithstanding anything in this Agreement to the contrary, Company Stockholder, directly or indirectly through one or more of its Representatives, may engage in the actions referred to in clauses (A)—(E) of this Section 8 with any Person if the Company is permitted to engage in such actions with such Person pursuant to Section 7.10 of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 7.10 of the Merger Agreement.
9.Waiver of Certain Actions.
A.    Company Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Company Stockholder may have with respect to the Subject Securities.
B.    Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

10.	Miscellaneous.
A.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
B.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding

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sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10(B) shall be void and shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.
C.    Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) Company Stockholder. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
D.    Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

i.	if to Parent or the Merger Sub, to:
Glowpoint, Inc.
999 18th Street, Suite 1350S
Denver, CO 80202
Attention: Peter Holst
Facsimile No: 1-866-703-2089

with a required copy to (which copy shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400
Denver, CO 80202
Attention: Ron Levine
Facsimile No: 303.832.0428

ii.	if to Company Stockholder, to:
SharedLabs, Inc.
118 W. Adams St., Suite 200
Jacksonville, FL 32202
Attention: Jason Cory
Facsimile No: (800) 960-0149

with a required copy to (which copy shall not constitute notice):

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Holland & Knight LLP
1180 West Peachtree Street, N.W., Suite 1800
Atlanta, GA 30309
Attention: Roth Kehoe
Facsimile: (404) 881-0470
Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.
E.    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
F.    Submission to Jurisdiction. The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or Proceeding in the manner provided in Section 10(D) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
G.    Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10(G), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

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H.    No Third Party Beneficiaries. Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
I.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(I).
J.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
K.    Counterparts. This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterparts.
L.    No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Company Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.
M.    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.
N.    Action in Company Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to

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make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by Company Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Company Stockholder’s capacity as a director, officer or employee of the Company, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by Company Stockholder or its designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10(N) shall in any way modify, alter or amend any of the terms of the Merger Agreement.
O.    Documentation and Information. Company Stockholder shall not make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable law (provided that reasonable notice of any such disclosure will be provided to Parent). Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Company Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Company Stockholder’s commitments and obligations under this Agreement, and Company Stockholder acknowledges that Parent may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Company Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
P.    Obligation to Update Schedule A. Company Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by Company Stockholder, Company Stockholder will, as promptly as practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.
[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
GLOWPOINT, INC.,
a Delaware corporation

By: ______________________________
Name: ____________________________
Title: _____________________________

Signature Page to Voting and Support Agreement

________________________________
[Company Stockholder]

Signature Page to Voting and Support Agreement

SCHEDULE A

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Number of Shares of Company Preferred Stock Beneficially Owned	Number of Shares of Company Preferred Stock Owned of Record
	[__]	[__]	None	None

Schedule A to Voting and Support Agreement

SCHEDULE B-1
[•]

Schedule B-1 to Voting and Support Agreement

SCHEDULE B-2
[•]

Schedule B-2 to Voting and Support Agreement

SCHEDULE B-3
[•]

Schedule B-3 to Voting and Support Agreement

EXHIBIT I

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement, dated as of ______________, 20___ (the “Voting Agreement”), by and between Glowpoint, Inc. a Delaware corporation, and the signatory thereto (the “Company Stockholder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

(a) Acknowledgment. Transferee acknowledges that Transferee is the recipient of a Transfer of Subject Securities of SharedLabs, Inc., a Delaware corporation, subject to the terms and conditions of the Voting Agreement (the “Transfer Securities”).

(b) Agreement. Transferee (i) agrees that the Transfer Securities shall be bound by and subject to the terms of the Voting Agreement, (ii) hereby adopts the Voting Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the restrictions and obligations applicable to the Company Stockholder and otherwise become a party to the Voting Agreement for all purposes thereunder.

(c) Notice. Any notice required or permitted by the Voting Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ____ day of __________, 20___.

TRANSFEREE

By: _______________________
Name: _____________________
Address: ___________________
Email: _____________________

ACCEPTED AND ACKNOWLEDGED:

GLOWPOINT, INC.

By: _______________________
Name: _____________________
Title: ___________________

Exhibit I to Voting and Support Agreement